Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

OF

ACCREDITED HOME LENDERS HOLDING CO.

AT

$15.10 NET PER SHARE

BY

LSF5 ACCREDITED MERGER CO., INC.

A WHOLLY-OWNED SUBSIDIARY OF

LSF5 ACCREDITED INVESTMENTS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 17, 2007, UNLESS THE OFFER IS EXTENDED.

The offer described in this offer to purchase is being made pursuant to the Agreement and Plan of Merger, dated as of June 4, 2007, as amended by the First Amendment dated as of June 15, 2007, by and among LSF5 Accredited Investments, LLC, a Delaware limited liability company (“Parent”), LSF5 Accredited Merger Co., Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”). References to the “merger agreement” in this offer to purchase mean the merger agreement as so amended, and as subsequently amended or supplemented from time to time. Following consummation of the offer, Purchaser will be merged with and into the Company, and each share of Company common stock, par value $0.001 per share (the “Shares”) not previously purchased in the offer will be converted into the right to receive in cash the same price paid in the offer, subject to appraisal rights. The offer is not conditioned upon obtaining, or the funding of, any financing arrangements. The offer is conditioned upon, among other things, (i) there being tendered and not validly withdrawn, prior to the expiration of the offer, a number of Shares which, together with any Shares beneficially owned by Parent and its affiliates, represent more than 50% of Shares outstanding as of the date immediately prior to the acceptance of Shares pursuant to the offer, and (ii) certain regulatory approvals having been received. Certain other conditions to consummation of the offer are described in Section 13 of this offer to purchase.

The board of directors of the Company (following the unanimous recommendation of its special committee) unanimously (i) approved the merger agreement and approved the transactions contemplated thereby, including the offer and the merger, in accordance with the Delaware General Corporation Law, (ii) determined that the offer and the merger, and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, the Company’s stockholders, and (iii) recommends that the holders of the Shares accept the offer, tender their Shares into the offer and adopt the merger agreement and approve the merger, if required.

IMPORTANT

If you want to tender Shares in the offer you should (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this offer to purchase in accordance with the instructions in the letter of transmittal and mail or deliver the letter of transmittal and all other required documents to the depositary together with certificates representing Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 of this offer to purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such person if you wish to tender your Shares so registered.

If you want to tender your Shares and your certificates are not immediately available or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such Shares by following the guaranteed delivery procedure set forth in Section 3 of this offer to purchase.

Questions and requests for assistance may be directed to Georgeson Inc., our information agent, or to Piper Jaffray & Co., our dealer-manager, at their respective addresses and telephone numbers set forth on the back cover of this offer to purchase. Requests for additional copies of this offer to purchase and the letter of transmittal may be directed to the information agent or to your broker, dealer, commercial bank, trust company or other nominee.

            The Dealer-Manager for the offer is:

PIPER JAFFRAY & CO.

June 19, 2007

1

SUMMARY TERM SHEET

The following are answers to some of the questions you, as a stockholder of Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), may have about the offer. This summary highlights important information from this offer to purchase but does not purport to be complete. We urge you to read carefully the entire offer to purchase and the letter of transmittal and the other documents to which we refer you before making any decision as to whether to tender your shares.

Who is offering to buy my Shares?

We are LSF5 Accredited Merger Co., Inc., a Delaware corporation, or “Purchaser”, formed for the purpose of making this offer and merging with and into the Company. We are a wholly-owned subsidiary of LSF5 Accredited Investments, LLC, a Delaware limited liability company, or “Parent”. Parent is a direct subsidiary of LSF5 Accredited Holdings, LLC, a Delaware limited liability company (“Holdco”). Holdco is a direct subsidiary of Lone Star Fund V (U.S.) L.P., a Delaware limited partnership (“Lone Star Fund”). Lone Star Fund is controlled by its general partner, Lone Star Partners V, L.P., a Bermuda limited partnership (“GP #1”). GP #1 is controlled by its general partner, Lone Star Management Co. V, Ltd., a Bermuda company (GP #2). GP #2 is controlled by its sole owner, John P. Grayken (“Grayken”). We refer to Purchaser, Parent, Holdco, Lone Star Fund, GP #1 and GP #2 and their respective subsidiaries and affiliates, collectively, as “Lone Star”. Unless the context otherwise requires, the terms “we”, “our” and “us” refer to Purchaser. See the “Introduction” and Section 9— “Certain Information Concerning Parent and Purchaser” of this offer to purchase.

What are the classes and amounts of securities sought in the offer?

We are seeking to purchase all of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Shares”). See the “Introduction” and Section 1—“Terms of the Offer” of this offer to purchase.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $15.10 per Share net to you, in cash, without interest, less any required tax withholdings (the “Offer Price”). If you are the record owner of your Shares and you directly tender your Shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer or other nominee, and your broker tenders your Shares on your behalf, your broker, dealer or other nominee may charge you a fee for doing so. You should consult your broker, dealer or other nominee to determine whether any charges will apply. See the “Introduction” of this offer to purchase.

Do you have the financial resources to make payment?

We estimate the total amount of funds necessary to complete the offer and merger and to pay related fees and expenses to be approximately $440 million. Lone Star Fund has guaranteed the payment obligations of Purchaser for the offer and the merger. Lone Star Fund is a private equity fund, to which a number of investors have committed approximately $3.2 billion of capital for discretionary investments by Lone Star Fund. See Section 12—“Source and Amount of Funds” of this offer to purchase.

Is your financial condition relevant to my decision to tender my Shares in the offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the offer because:

•	the offer is being made for all outstanding Shares solely for cash;

•

we, through Lone Star Fund, will have sufficient funds available to purchase all Shares validly tendered and not withdrawn in the offer in light of our financial capacity in relation to the amount of consideration payable;

i

•	the offer is not subject to any financing condition; and

•	if we consummate the offer, we expect to acquire any remaining Shares for the same cash price in the merger.

See Section 12—“Source and Amount of Funds” in this offer to purchase.

What does the Company’s Board of Directors think of the offer?

The board of directors of the Company (following the unanimous recommendation of its special committee) unanimously (i) approved the merger agreement and approved the transactions contemplated thereby, including the offer and the merger, in accordance with the Delaware General Corporation Law (the “DGCL”), (ii) determined that the offer and the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of the Company’s stockholders, and (iii) recommends that the holders of the Shares accept the offer, tender their Shares into the offer and adopt the merger agreement and approve the merger, if required. A more complete description of the reasons for the actions of the Company’s board of directors is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to its stockholders together with this offer to purchase. See the “Introduction” of this offer to purchase.

How long do I have to decide whether to tender my Shares in the offer?

You will have at least until 12:00 midnight, New York City time, on July 17, 2007, to tender your Shares in the offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the offer by using the guaranteed delivery procedure that is described in this offer to purchase prior to that time. See Sections 1—“Terms of the Offer” and 3—“Procedure for Tendering Shares” of this offer to purchase.

Can the offer be extended and under what circumstances?

Yes. The merger agreement provides that the tender offer may, and in certain events is required to, be extended, as follows:

•

by Purchaser for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the Nasdaq Global Select Market (“Nasdaq”) that is applicable to the offer, except that Purchaser is not required to extend the offer beyond December 31, 2007 or, under certain circumstances, beyond March 31, 2008 (the “Outside Date”);

•

upon the request of the Company for an additional period of not more than ten business days if any condition to the offer is not satisfied, provided that Purchaser is not required to extend the offer beyond the Outside Date;

•

upon the request of the Company for an additional period of not more than ten business days, if the Company receives an alternative acquisition proposal or the board of directors changes its recommendation ten or fewer business days prior to the offer’s expiration date;

•

by Purchaser, in its discretion, for a subsequent offering period following the first time Purchaser accepts payment for Shares tendered pursuant to the offer (the “Acceptance Time”), in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended; or

•	upon the request of the Company following the Acceptance Time, for an additional period of at least ten business days, if Lone Star then owns more than 80% of the outstanding Shares.

See Section 1—”Terms of the Offer” of this offer to purchase for more details on our obligation and ability to extend the offer.

Because of the need to obtain certain regulatory approvals prior to the consummation of the offer, Purchaser and the Company currently expect that the offer will be extended beyond the scheduled expiration date at least one or more times. See Section 15—“Certain Legal Matters; Regulatory Approvals” of this offer to purchase.

How will I be notified if the offer is extended?

If we extend the offer, which, because of the anticipated timing of the Company’s receipt of certain regulatory approvals, we expect to do (see Section 15—“Certain Legal Matters; Regulatory Approvals” of this offer to purchase), we will inform Computershare Trust Company, N.A., the depositary for the offer (the “Depositary”) of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1—“Terms of the Offer” of this offer to purchase.

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things,

•

there being tendered and not validly withdrawn, prior to the expiration of the offer, a number of Shares which, together with any Shares beneficially owned by Parent and its affiliates, represent more than 50% of Shares outstanding immediately prior to the acceptance of Shares pursuant to the offer (the “Minimum Tender Condition”), and

•

the Company’s receipt of certain approvals from governmental authorities, including those required under laws regulating mortgage lenders and servicers, except those required from states that do not account for more than 5% of the Company’s 2006 mortgage loan origination volume.

The offer is also subject to a number of other important conditions. We can waive some of these conditions without the Company’s consent. We cannot, however, waive the Minimum Tender Condition without the consent of the Company. See Section 13—“Certain Conditions of the Offer” of this offer to purchase.

What is the market value of my Shares as of a recent date?

On June 1, 2007, the last trading day before we announced the offer, the last sale price of Shares reported through Nasdaq was $13.76 per Share. On June 18, 2007, the last trading day before we commenced the offer, the last sale price of Shares reported through Nasdaq was $14.26 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—“Price Range of Shares; Dividends” of this offer to purchase.

How do I tender my Shares?

To tender your Shares, you must, prior to the expiration of the offer, deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account, together with a completed letter of transmittal and any other documents required by the letter of transmittal. If your Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the offer that the missing items will be received by the Depositary within three trading days after the expiration of the offer. For the tender to be valid, however, the Depositary must receive the missing items within that three-trading-day period. See Section 3—“Procedure for Tendering Shares.”

Can holders of Company stock options, warrants or restricted shares or other rights measured by the value of Shares participate in the offer?

The offer is only for outstanding Shares and not for any Company stock options or warrants to acquire Shares, Company restricted shares or other rights measured by the value of Shares.

Immediately prior to the effective time of the merger, each outstanding Company stock option under any director or employee share option or compensation plan or other arrangement of the Company will become fully vested. At the effective time of the merger, each unexercised Company stock option will be cancelled in exchange for the right to receive an amount in cash equal to the product of (i) the excess, if any, of the (x) Offer Price over (y) the per-Share exercise price of such stock option, (ii) multiplied by the total number of Shares subject to such stock option, without interest, less applicable withholdings, payable no later than three business days after the effective time of the merger.

At the effective time of the merger, each unexercised Company warrant will be cancelled in exchange for the right to receive an amount in cash equal to the product of (i) the excess, if any, of (x) the Offer Price over (y) the per-Share exercise price of such Company warrant and (ii) the number of Shares subject to such Company warrant, without interest, less applicable withholdings, payable no later than three business days after the effective time of the merger.

Immediately prior to the effective time of the merger, each Company restricted share will become vested and will be considered an outstanding Share.

At the effective time of the merger, each right of any kind, whether contingent or accrued, to receive Shares or benefits (which is measured by the value of Shares), other than Company stock options, Company restricted shares or stock-based awards granted under the Company’s deferred compensation plan, outstanding immediately prior to the effective time of the merger, will become fully vested and will entitle the holder thereof to receive an amount of cash equal to the Offer Price in respect of each Share underlying the particular right, less applicable withholdings. At the effective time of the merger, each outstanding stock-based award which has been granted under the Company’s deferred compensation plan, whether vested or unvested, will be cancelled in exchange for an amount of cash equal to the Offer Price per such Company stock-based award, which will be deposited in the trust related to such deferred compensation plan. The vesting and distribution of such cash amounts will be in accordance with the terms of such Company stock-based award and the Company’s deferred compensation plan.

See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Effects of the Merger on Company and Purchaser Securities” of this offer to purchase.

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the offer expires. In addition, if we have not accepted your Shares for payment by August 18, 2007, you may withdraw them at any time after that date until we accept them for payment. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided. See Section 4—“Withdrawal Rights” of this offer to purchase.

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer or other nominee, you must instruct the broker, dealer or other nominee to arrange for the withdrawal of your Shares. See Section 4 —“Withdrawal Rights” of this offer to purchase.

Appraisal rights are not available as a result of the offer, however, if we purchase a majority of the outstanding Shares in the offer and proceed with the merger, appraisal rights will be available to holders of Shares who do not vote in favor of the merger, subject to, and in accordance with, Delaware law. A holder of Shares must properly perfect its right to seek an appraisal under Delaware law in connection with the merger in order to exercise appraisal rights provided under Delaware law. See Section 15 —“Certain Legal Matters; Regulatory Approvals” of this offer to purchase.

Following Purchaser’s purchase of Shares in the offer, will the Company continue as a public company?

No. Following the purchase of Shares in the offer, we expect to consummate the merger. If the merger takes place, the Company no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that Shares will no longer be eligible to be traded through Nasdaq, there may not be an active public trading market for Shares, and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 11 —“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Effects of the Merger on Company and Purchaser Securities” and Section 8 —“Certain Information Concerning the Company—Late Filings and Possible Delisting” of this offer to purchase.

Will the offer be followed by a merger if all Shares are not tendered in the offer?

Yes. If we accept payment for all Shares validly tendered and not withdrawn pursuant to the offer, Purchaser will merge with and into the Company, as required by the merger agreement, subject to the terms and conditions of the merger agreement, the requirements of applicable law, and a vote of the Company’s stockholders, if a vote is required.

If we acquire at least 90% of issued and outstanding Shares pursuant to the offer or otherwise (including, without limitation, pursuant to exercise of the Top-Up Option (as defined below)), we will complete the merger as soon as possible, without a meeting of the Company stockholders, under the “short-form” merger provisions of Delaware law.

See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—Short-Form Merger” Section 15 —“Certain Legal Matters; Regulatory Approvals—‘Short-Form’ Merger Procedure” of this offer to purchase.

What is the Top-Up Option and when could it be exercised?

As part of the merger agreement, the Company granted to Purchaser an option to purchase up to a number of newly-issued Shares that, when added to the number of Shares owned by Purchaser at the time the option is exercised, at which time Purchaser must already own more than 50% of the outstanding Shares, would result in Purchaser owning one Share more than 90% of the outstanding Shares on a fully-diluted basis (the “Top-Up Option”). The Company may require Purchaser to exercise the Top-Up Option under certain circumstances. See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Top-Up Option” of this offer to purchase for a more detailed discussion of the limitations on, and the conditions to, the exercise of the Top-Up Option.

If I decide not to tender, how will the offer affect my Shares?

If you decide not to tender your Shares in the offer and the merger occurs, you will subsequently receive the same amount of cash per Share that you would have received had you tendered your Shares in the offer, without any interest being paid on such amount, subject to appraisal rights. Therefore, if the merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares, unless you seek an appraisal for your Shares. If you perfect your rights to appraisal under Delaware law, you may receive a different amount

v

from the consideration being paid in the merger. If you decide not to tender your Shares in the offer and we purchase the tendered Shares, but the merger does not occur, there may be so few remaining stockholders and publicly traded Shares that Shares will no longer be eligible to be traded through Nasdaq and there may not be an active public trading market for Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the “Introduction” and Section 7—“Effect of the Offer on the Market for Shares; Margin Regulation; Exchange Act Registration” of this offer to purchase.

Who should I call if I have questions about the offer?

You may call Georgeson Inc. at (888) 605-7543 (toll free) or Piper Jaffray & Co. at (877) 371-5212 (toll free). Georgeson Inc. is acting as the information agent and Piper Jaffray & Co. is acting as the dealer-manager for our offer. See the back cover of this offer to purchase.

To the Holders of Common Stock of Accredited Home Lenders Holding Co.:

INTRODUCTION

LSF5 Accredited Merger Co., Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of LSF5 Accredited Investments, LLC, a Delaware limited liability company (“Parent”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), at a price of $15.10 per Share net to the seller in cash, without interest, and subject to applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal.

The offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 4, 2007, as amended by the First Amendment dated June 15, 2007, among Parent, Purchaser and the Company, which provides that following the offer, Purchaser will be merged with and into the Company and each Share not previously acquired in the offer will be converted into the right to receive in cash and without interest, the same price paid in the offer, subject to appraisal rights. References to the “merger agreement” in this offer to purchase mean the merger agreement as so amended, and as subsequently amended or supplemented from time to time.

The offer is conditioned upon, among other things, (i) there being tendered and not validly withdrawn, prior to the expiration of the offer, a number of Shares which, together with any Shares beneficially owned by Parent and its affiliates, represent more than 50% of Shares outstanding immediately prior to the acceptance of Shares pursuant to the offer (the “Minimum Tender Condition”), and (ii) the Company’s receipt of certain approvals from governmental authorities, including those required under laws regulating mortgage lenders and servicers, except those required from states that do not account for more than 5% of the Company’s 2006 mortgage loan origination volume. Certain other conditions to consummation of the offer are described in Section 13 of this offer to purchase. The Company has advised us that, as of May 31, 2007, there were 25,122,152 Shares issued and outstanding. Accordingly, assuming that there is no change in the number of issued and outstanding Shares, if 12,561,077 Shares are validly tendered and not withdrawn, the Minimum Tender Condition will be satisfied.

The board of directors of the Company (following the unanimous recommendation of its Special Committee) unanimously (i) approved the merger agreement and approved the transactions contemplated thereby, including the offer and the merger in accordance with the Delaware General Corporation Law (the “DGCL”), (ii) determined that the offer and the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interest of, the Company’s stockholders, and (iii) recommends that the holders of the Shares accept the offer, tender their Shares into the offer and adopt the merger agreement and approve the merger, if required (the “Company Board Recommendation”). A more complete description of the reasons why the Company’s board of directors approved the offer and the merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to the stockholders of the Company with this offer to purchase.

The financial advisors that advised the Special Committee, with respect to the offer and the merger, Bear, Stearns & Co. Inc. (“Bear Stearns”) and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”), have delivered to the Special Committee and the Company’s board of directors their written opinions to the effect that, as of the respective dates of their opinions, subject to the assumptions, qualifications and limitations stated in their opinions, the consideration to be received by holders of Shares, other than Lone Star and its affiliates (to the extent they own Shares), pursuant to the offer and the merger were fair, from a financial point of view, to the Company’s stockholders. A copy of Bear Stearns’s and Houlihan Lokey’s written opinions setting forth, among other things, the procedures followed, the matters considered, the assumptions made and the qualifications and limitations of the review conducted by Bear Stearns and Houlihan Lokey, respectively, in rendering their opinions, are included as annexes to the Schedule 14D-9. Stockholders of the Company are urged to read the full text of the opinions carefully and in their entirety. “Special Committee” means the committee of the Company’s board of directors, the members of which are not affiliated with Parent or Purchaser and are not members of the Company’s management, formed for the purpose of, among other things, evaluating, and making a recommendation to the full Company’s board of directors with respect to, the merger agreement.

The merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the merger agreement by the affirmative vote of the holders of a majority of outstanding Shares. If the Minimum Tender Condition is satisfied, Purchaser will have sufficient voting power to approve the merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following the date upon which the Schedule 14D-9 is cleared by the SEC for the sole purpose of seeking the adoption of the merger agreement. Parent and Purchaser have agreed to vote their Shares in favor of the adoption of the merger agreement.

No appraisal rights are available as a result of the offer. Company stockholders will be able to exercise appraisal rights, however, in connection with the merger if they comply with applicable Delaware law and do not vote such Shares in favor of the merger, if such a vote is required, and if they otherwise comply with the requirements of Delaware law regarding the perfection of appraisal rights. See Section 15—“Certain Legal Matters; Regulatory Approvals” of this offer to purchase.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.	Terms of the Offer.

Upon the terms and subject to the conditions set forth in this offer to purchase and the letter of transmittal (and, if the offer is extended or amended, including the terms and conditions of such extension or amendment), we will accept for payment, and pay for, all Shares tendered pursuant to the offer (and not validly withdrawn) on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, on July 17, 2007, unless and until we have extended the period for which the offer is open, in which event the term “Expiration Date” means the latest time and date on which the offer, as so extended by us, expires. Because of the need to obtain certain regulatory approvals prior to the consummation of the offer, Purchaser and the Company currently expect that the offer will be extended beyond the scheduled Expiration Date at least one or more times. See Section 15—“Certain Legal Matters; Regulatory Approvals” of this offer to purchase.

The offer is not conditioned upon obtaining, or the funding of, any financing arrangements. The offer is conditioned upon, among other things, (i) the Minimum Tender Condition, and (ii) the Company’s receipt of certain approvals from governmental authorities, including those required under laws regulating mortgage lenders and servicers, except those required from states that do not account for more than 5% of the Company’s 2006 mortgage loan origination volume. Certain other conditions to consummation of the offer are described in Section 13—“Certain Conditions of the Offer” of this offer to purchase.

The merger agreement provides that the tender offer may, and in certain events is required to, be extended, as follows: (i) by Purchaser for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the Nasdaq Global Select

Market (“Nasdaq”) that is applicable to the offer, except that Purchaser is not required to extend the offer beyond December 31, 2007 or, under certain circumstances, beyond March 31, 2008 (the “Outside Date”); (ii) upon the request of the Company for additional periods of not more than ten business days if any condition to the offer is not satisfied, provided that Purchaser is not required to extend the offer beyond the Outside Date; (iii) upon the request of the Company for an additional period of not more than ten business days, if the Company receives an alternative acquisition proposal or the board of directors changes its recommendation ten or fewer business days prior to the offer Expiration Date; (iv) by Purchaser, in its discretion, for a subsequent offering period following the first time Purchaser accepts payment for Shares tendered pursuant to the offer (the “Acceptance Time”), in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (v) upon the request of the Company following the Acceptance Time, for an additional period of at least ten business days, if Lone Star then owns more than 80% of the outstanding Shares.

The Offer Price will be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Shares, occurring or having a record date on or after June 4, 2007 and prior to our payment for Shares pursuant to the offer. We expressly reserve the right to increase the Offer Price. This right reserved by us is in addition to our rights described in Section 13—“Certain Conditions of the Offer” of this offer to purchase. In addition, we will not, without the prior written consent of the Company, (i) change or waive the Minimum Tender Condition; (ii) decrease the number of Shares we seek to purchase in the offer; (iii) reduce the Offer Price; (iv) extend or otherwise change the Expiration Date (except as provided above); (v) change the form of consideration payable in the offer; or (vi) except as may be required by any governmental authority, amend, modify or supplement any of the offer conditions or terms of the offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares.

As promptly as practicable, but in any event within three business days after the later of: (i) the earliest date as of which we are permitted under applicable law to accept for payment Shares tendered pursuant to the offer, and (ii) the earliest date as of which each of the offer conditions (as outlined in Section 13—“Certain Conditions of the Offer” of this offer to purchase) are satisfied or waived, we will accept for payment all Shares tendered pursuant to the offer (and not validly withdrawn). And on the terms and subject to the conditions of the offer, as promptly as practicable after we accept for payment Shares validly tendered pursuant to the offer (and not properly withdrawn), we will pay you for your Shares. We confirm that our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Any extension, amendment or termination of the offer will be followed as promptly as practicable by a public announcement consistent with the requirements of the SEC. The announcement of any extension of the offer will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares). Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise make any public announcement other than by issuing a press release to a national news service.

If we make a material change in the terms of the offer or the information concerning the offer or waive a material condition of the offer, we will disseminate additional tender offer materials and extend the offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC’s view to be that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. A change in the Offer Price or a change in percentage of securities sought generally requires an offer remain open for a minimum of ten business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

In accordance with the merger agreement, the Company has provided us with the Company’s stockholder list and security position listings for the purpose of disseminating the offer to holders of Shares. This offer to purchase and the related letter of transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, Shares tendered prior to the Expiration Date and not validly withdrawn in accordance with Section 4—“Withdrawal Rights” of this offer to purchase. If we include a subsequent offering period, we will accept for payment, and promptly pay for all validly tendered Shares as they are received during any such subsequent offering period. Subject to the terms of the merger agreement and the applicable rules of the SEC, we expressly reserve the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law as described in Section 13—“Certain Conditions of the Offer” of this offer to purchase.

In all cases, payment for Shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by Computershare Trust Company, N.A., the depositary for the offer (the “Depositary”) of:

•	certificates for those Shares (or a confirmation of a book-entry transfer of those Shares into the Depositary’s account);

•	a properly completed and duly executed letter of transmittal (or a copy of that document); and

•	any other required documents.

The Offer Price paid to any holder of Shares for Shares tendered in the offer will be the highest per-Share consideration paid to any other holder of Shares for Shares tendered in the offer.

For purposes of the offer (including during a subsequent offering period), we will be deemed to have accepted for payment Shares tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of those Shares pursuant to the offer. Payment for Shares accepted for payment pursuant to the offer will be made by deposit of the Offer Price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting those payments to you. If we extend the offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 or as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

If we do not accept any tendered Shares for any reason, or if certificates are submitted for more Shares than are tendered, we will return certificates for those unpurchased Shares, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary’s account pursuant to the procedures set forth in Section 3, such Shares will be credited to the Depositary’s account), promptly following expiration or termination of the offer.

We reserve the right to transfer or assign in whole or in part from time to time to one or more of our direct or indirect subsidiaries the right to purchase all or any portion of Shares tendered pursuant to the offer, but any such transfer or assignment will not relieve us of our obligations under the offer and will in no way prejudice your rights to receive payment for Shares validly tendered and accepted for payment pursuant to the offer.

3.	Procedure for Tendering Shares.

•	Valid Tender. A stockholder must follow one of the following procedures to validly tender Shares in the offer:

•

for Shares held as physical certificates, the certificates for tendered Shares, a letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the letter of transmittal, must be received by the Depositary at its address set forth on the back cover of this offer to purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Shares, the letter of transmittal and other documents must be received before the expiration of the subsequent offering period);

•

for Shares held in book-entry form, either a letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this offer to purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Shares, the letter of transmittal or an Agent’s Message, and other documents must be received before the expiration of the subsequent offering period); or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The method of delivery of Shares, the letter of transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.    The Depositary has agreed to establish an account or accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the offer within two business days after the date of this offer to purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the letter of transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this offer to purchase before the Expiration Date (except with respect to a subsequent offering period, if one is provided, in which case the Shares, the letter of transmittal or an Agent’s Message, and other documents must be received before the expiration of the subsequent offering period), or the tendering stockholder must comply with the guaranteed delivery procedures described under “Guaranteed Delivery” for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this offer to purchase as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. For Shares to be validly tendered during any subsequent offering period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the subsequent offering period. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees.    No signature guarantee is required on the letter of transmittal:

•

if the letter of transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the letter of transmittal; or

•

if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on the letter of transmittal must be guaranteed by an Eligible Institution. See Instruction 1 to the letter of transmittal. If a certificate is registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made, or a certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the letter of transmittal. See Instruction 5 to the letter of transmittal.

Guaranteed Delivery.    If a stockholder desires to tender Shares in the offer and the certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the Expiration Date, the stockholder’s tender may still be effected if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, before the Expiration Date; and

•

the certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a letter of transmittal), and any other documents required by the letter of transmittal are received by the Depositary within three trading days after the date of execution of the notice of guaranteed delivery. A “trading day” is any day on which quotations are available for shares listed through Nasdaq.

The notice of guaranteed delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice of guaranteed delivery made available by Purchaser.

Other Requirements.    Payment for Shares accepted for payment in the offer will be made only after timely receipt by the Depositary of:

•	certificates (or a timely Book-Entry Confirmation);

•

properly completed and duly executed letter of transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a letter of transmittal); and

•	any other documents required by the letter of transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the offer or any delay in making payment.

Tender Constitutes an Agreement.    The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the offer, as well as your representation and warranty that you have the full power and authority to tender and assign Shares tendered, as specified in the letter of transmittal. Our acceptance for payment of Shares tendered pursuant to the offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Appointment as Proxy.    By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your proxies, each with full power of substitution, to the full extent of your rights with respect to Shares tendered by you and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date to this offer to purchase. These proxies will be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, we deposit the payment for Shares with the Depositary. Upon the effectiveness of this appointment, all prior powers of attorney, proxies and consents given by you will be revoked, and no subsequent powers of attorney, proxies and consents may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to Shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company’s stockholders, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares, we must be able to exercise full voting rights with respect to such Shares.

Options, Warrants and Restricted Shares.    The offer is made only for outstanding Shares and is not made for any options or warrants to acquire Shares or for any Company restricted shares.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser, the Depositary, Georgeson, Inc., acting as the information agent, (the “Information Agent”), Piper Jaffray & Co., acting as the dealer-manager (the “Dealer-Manager” or “Piper Jaffray”), or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer will be final and binding.

Backup Withholding.    To prevent federal income tax “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the offer, each stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal or by otherwise certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the letter of transmittal and Section 5—“Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this offer to purchase for a more detailed discussion of backup withholding.

4.	Withdrawal Rights.

Tenders of Shares made pursuant to the offer are irrevocable, except that you may withdraw shares tendered pursuant to the offer at any time prior to the Expiration Date and, unless theretofore accepted for payment by us pursuant to the offer, you may also withdraw tendered Shares at any time after August 18, 2007. Pursuant to Rule 14d-11 of the Exchange Act, no withdrawal rights will apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the offer and accepted for payment.

For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this offer to purchase. Any such notice of withdrawal must specify the name of the person having tendered Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any eligible institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Depositary to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

If Purchaser extends the offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the offer for any reason, then, without prejudice to Purchaser’s rights under the offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent, the Dealer-Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. Withdrawn Shares, however, may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

5.	Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the offer and the merger to holders whose Shares are purchased pursuant to the offer or whose Shares are converted to cash in the merger (including pursuant to the exercise of appraisal rights). This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the offer and the merger. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding Shares as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, or whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, state, local or foreign taxation.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

The receipt of cash for Shares pursuant to the offer or the merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder’s adjusted federal income tax basis in the Shares sold pursuant to the offer or converted to cash in the merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares ( i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the offer or converted to cash in the merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the merger), the Shares were held for more than one year. In general, capital gains recognized by a corporation will be subject to U.S. federal income tax at a maximum rate of 35%, while capital gains recognized by an individual will be subject to a maximum U.S. federal income tax rate of 15% if the Shares were held for more than one year, and if held for one year or less, such gains will be subject to tax at ordinary income tax rates. Net capital losses may be subject to limits on deductibility.

Payments in connection with the offer or the merger may be subject to “backup withholding” at a 28% rate. See Section 3—“Procedure for Tendering Shares” of this offer to purchase. Backup withholding generally applies if the stockholder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, or (c) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax and may be refunded by the Internal Revenue Services to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the letter of transmittal.

6.	Price Range of Shares; Dividends.

The Shares trade through Nasdaq under the symbol “LEND.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices for Shares on Nasdaq based upon public sources:

	Company Sales Price
	High	Low
Calendar Year
2005:
First Quarter	$50.75	$33.60
Second Quarter	46.00	34.29
Third Quarter	49.27	34.31
Fourth Quarter	51.70	31.36
2006:
First Quarter	$54.94	$45.51
Second Quarter	60.13	43.25
Third Quarter	48.62	30.48
Fourth Quarter	36.95	26.45
2007:
First Quarter	$29.87	$3.77
Second Quarter (through June 18, 2007)	15.44	8.30

The Company has advised Purchaser that, as of May 31, 2007 there were 25,122,152 Shares issued and outstanding and there were outstanding options, warrants, restricted share units or other rights granted by the Company that were exercisable or exchangeable for, or convertible into, 5,549,294 Shares in the aggregate. On June 1, 2007, the last full trading day before public announcement of the merger agreement, the last reported sales price of Shares reported on the Nasdaq was $13.76 per Share. On June 18, 2007, the last full trading day before commencement of the offer, the last reported sales price of Shares reported through Nasdaq was $14.26 per Share.

We urge you to obtain a current market quotation for Shares.

The Company has advised Purchaser that it has not declared or paid a cash dividend with respect to the Shares in the last three years. See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements” of this offer to purchase with respect to the Company’s ability to declare or issue dividends at this time.

7.	Effect of the Offer on the Market for Shares; Margin Regulation; Exchange Act Registration.

Reduced Liquidity; Possible Delisting.    The acquisition of Shares pursuant to the offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

The Shares are quoted on Nasdaq. Depending on the number of Shares acquired pursuant to the offer, following the completion of the offer, Shares may no longer be eligible for quotation on Nasdaq. According to the published guidelines of the National Association of Securities Dealers, Shares might no longer be eligible for quotation on Nasdaq if, among other things:

•

the number of Shares publicly held was less than 750,000, the aggregate market value of publicly held Shares was less than $5 million, stockholders’ equity was less than $10 million, there were fewer than 400 holders of round lots, the minimum bid price per Share was less than $1, and there were fewer than two registered and active market makers for Shares, or

•

the number of Shares publicly held was less than 1,100,000, the aggregate market value of publicly held Shares was less than $15 million, the minimum bid price per Share was less than $1, there were fewer than 400 holders of round lots, there were fewer than four registered and active market makers, and either (x) the Company market value of listed securities was less than $50 million or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years, was less than $50 million.

Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of Shares are not considered as being publicly held for this purpose.

In addition, as described in the Company’s public announcements and filings with the SEC, the Company received, on March 16, 2007, a Nasdaq Staff Determination notice stating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it did not timely file with the SEC its Annual Report on Form 10-K for the year ended December 31, 2006, and on May 14, 2007, a Nasdaq Additional Staff Determination notice stating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it had not timely filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and that this served as an additional basis for delisting the Company’s securities from Nasdaq. There can be no assurance that the Company’s efforts to maintain its Nasdaq listing at least through the consummation of this tender offer will be successful. See Section 8—“Certain Information Concerning the Company—Late Filings and Possible Delisting” of this offer to purchase.

If Shares were to cease to be quoted on Nasdaq, the market for Shares could be adversely affected. It is possible that Shares would be traded or quoted on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of Shares remaining at that time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act, as described below, and other factors.

After completion of the offer, the Company will be eligible to elect “controlled company” status pursuant to Rule 4350 of Nasdaq, which means that the Company would be exempt from the requirement that the Company’s board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors serving on the Compensation Committee of the Company’s board of directors. The controlled company exemption does not modify the independence requirements for the Company’s Audit Committee. We expect the Company to elect “controlled company” status following completion of the offer.

Registration Under the Exchange Act.    The Shares are currently registered under the Exchange Act. The Company can terminate that registration upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of Shares under the Exchange Act would reduce the information that the Company must furnish to its stockholders and to the SEC and would make some provisions of the Exchange Act, including the short swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) in connection with stockholders’ meetings and the related requirement to furnish an annual report to stockholders. Furthermore, the ability of the Company affiliates and persons holding restricted shares of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated. If registration of Shares under the Exchange Act were terminated, Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board list of margin securities. We intend to seek to cause the Company to apply for termination of registration of Shares as soon as possible after consummation of the offer.

Status as Margin Securities.    The Shares are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve Board (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following completion of the offer, Shares may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning the Company.

General.    Accredited Home Lenders, Inc., a wholly-owned operating subsidiary of the Company, was incorporated in 1990. The Company is a Delaware corporation which was incorporated in 2002 (the Company together with its subsidiaries, “Accredited”). The principal executive offices of Accredited are located at 15253 Avenue of Science, San Diego, California 92128, and the telephone number is (858) 676-2100. Accredited is a mortgage company operating throughout the United States and in Canada, and originates, finances, securitizes, services and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, Accredited is headquartered in San Diego, California, and focuses on borrowers who may not meet conforming underwriting guidelines because of higher mortgage loan-to-value ratios, the nature or absence of income documentation, limited credit histories, high levels of consumer debt or past credit difficulties. Accredited originates mortgage loans primarily based upon the borrower’s willingness and ability to repay the mortgage loan and the adequacy of the collateral. Accredited’s experienced management team has developed incentive programs, technology tools and business processes that focus its employees on originating non-prime mortgage loans with the financial and other characteristics that have provided profitable returns. Accredited believes that this business approach has contributed to its historic growth.

Available Information.    Except as otherwise set forth herein, the information concerning the Company contained in this offer to purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, Purchaser, the Information Agent or the Dealer-Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of Parent, Purchaser, the Information Agent or the Dealer-Manager can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Information Agent or the Dealer-Manager.

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. The Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 as disclosed in its Notifications of Late Filings on Form 12b-25, filed with the SEC on March 1, 2007 and May 11, 2007, respectively. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s offices at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference room may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and can be obtained electronically on the SEC’s web site at http://www.sec.gov.

Late Filings and Possible Delisting.    As described in the Company’s public announcements and filings with the SEC, the Company received, on March 16, 2007, a Nasdaq Staff Determination notice stating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it did not timely file with the SEC its Annual Report on Form 10-K for the year ended December 31, 2006. In connection with the March 16, 2007 Staff Determination notice, the Company requested and received a hearing before a Nasdaq hearing panel, which occurred on May 3, 2007. At the hearing, the Company requested continued listing and proposed a plan to allow the Company to meet its filing requirements. The Nasdaq Listing Qualifications Panel has not rendered a determination in this matter as of the date hereof. The Company also received, on May 14, 2007, a Nasdaq Additional Staff Determination notice stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it had not timely filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and that this served as an additional basis for delisting the Company’s securities from Nasdaq. The Company has made a submission to the Nasdaq Hearing Panel in connection with this additional notice. There can be no assurance that the Company’s efforts to maintain its Nasdaq listing at least through the consummation of this tender offer will be successful.

In addition, as previously disclosed by Accredited, the Reporting Subsidiary was notified by the regulatory arm of the New York Stock Exchange (“NYSE Regulation”) on April 18, 2007 that the NYSE Regulation staff will monitor the status of the Reporting Subsidiary’s Annual Report on Form 10-K for the year ended December 31, 2006 and related public disclosures for a six-month period beginning April 17, 2007. The notice resulted from the Reporting Subsidiary’s failure to file its annual report for the year ended December 31, 2006 with the SEC on a timely basis. Shares of the Reporting Subsidiary’s

9.75% Series A Perpetual Cumulative Preferred Shares are traded on the New York Stock Exchange (“NYSE”). There can be no assurance that the Reporting Subsidiary will be able to maintain its NYSE listing of such shares.

Certain Financial Information and Projections.    During the course of the discussions between Lone Star and the Company that led to the execution of the merger agreement, the Company provided Lone Star and its financial advisors with certain information about the Company and its financial performance which is not publicly available. The information provided included both (i) historical financial information, including an unaudited balance sheet as of April 30, 2007, and (ii) Company management’s projections of financial performance for the Company for the 2007, 2008, and 2009 fiscal years (without regard to the impact on the Company of a transaction with Parent and Purchaser).

The historical financial information included, among other things, a preliminary unaudited balance sheet reflecting total equity of $277 million as of April 30, 2007. The historical financial information was provided with the understanding that (i) the Company’s closing process for the month ended April 30, 2007 was not complete and was accordingly subject to revision, which might be material, (ii) the audit of the Company’s 2006 financial statements was in process and as a result, the historical financial information should not be relied upon, and (iii) the unaudited financial information did not purport to be prepared in accordance with generally accepted accounting principles.

The projections provided by Company management included, among other things, forecasts of the Company’s book value per Share (fully-diluted) as of December 31, 2007, 2008, and 2009 ($6.60 per Share, $6.30 per Share, and $10.00 per Share, respectively). These particular projections were developed by Company management specifically for use by Lone Star, which had specified to management certain assumptions and criteria to be used in developing the forecasts. Accordingly, the aforementioned projected book value per Share figures do not represent Company management’s forecast of book value per Share as of such dates. Company management separately provided to Bear Stearns and Houlihan Lokey certain financial projections for use in Bear Stearns’s and Houlihan Lokey’s analyses and opinions, which were different from those cited above. Those other projections are discussed in the Schedule 14D-9.

There can be no assurance that the historical financial information will be consistent with final audited information, and the inclusion of the historical financial information should not be regarded as an indication that Lone Star, the Company, or any of the Company’s affiliates, directors, officers, partners or representatives has made or makes any representation to any person regarding the accuracy or reliability of the historical financial information. In addition, neither the Company, Lone Star, nor any other person undertakes any obligation to update or otherwise revise or reconcile the historical financial information to reflect circumstances after the date this information was generated or to reflect the occurrence of future events that may result in this information being in error.

The Company has advised Lone Star that it does not as a matter of course make public any projections as to future performance or financial position, and the aforementioned projections are included in this offer to purchase solely because such information was provided to Lone Star and its financial advisors at their request and based on certain of their assumptions, during the course of Lone Star’s evaluation of the Company. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has advised Lone Star that (i) its internal financial projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments, and (ii) the projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company. Accordingly, there can be no assurance, and no representation or warranty is or has been made by any of the Company, Lone Star or any of their representatives, that actual results will not vary materially from those described above. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters, and other risks described in the Company’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2005, its reports on Form 10-Q for the first, second and third quarter of 2006 and other documents filed with the SEC. In addition, the projections may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period. The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The projections also reflect assumptions as to certain business decisions that are subject to change. The inclusion of this information should not be regarded as an indication that the Company, Lone Star or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of the Company, Lone Star or any of their respective financial advisors or the Dealer-Manager assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described above. None of the Company, Lone Star or any of their respective financial advisors or the Dealer-Manager intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the offer or the merger.

9.	Certain Information Concerning Parent and Purchaser.

Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the offer. Purchaser is a wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at 717 North Harwood Street, Suite 2200, Dallas, Texas 75201. The telephone number at such office is (214) 754-8300.

Parent is a Delaware limited liability company and to date has engaged in no activities other than those incident to its formation and the commencement of the offer. The principal executive offices of Parent are located at 717 North Harwood Street, Suite 2200, Dallas, Texas 75201. The telephone number at such office is (214) 754-8300.

Parent is a direct subsidiary of LSF5 Accredited Holdings, LLC, a Delaware limited liability company (“Holdco”) and to date has engaged in no activities other than those incident to its formation and the commencement of the offer.

Holdco is a direct subsidiary of Lone Star Fund V (U.S.) L.P., a Delaware limited partnership (“Lone Star Fund”). The principal executive offices of Lone Star Fund are located at 717 North Harwood Street, Suite 2200, Dallas, TX 75201. The telephone number at such office is (214) 754-8300. Lone Star Fund is a leading U.S. private equity firm and the sixth in a series of private equity funds organized by its principals. Since 1995, the principals of Lone Star Fund have organized private equity funds totaling more than $13.3 billion to invest globally in corporate secured and unsecured debt instruments, real estate-related assets and select corporate opportunities.

Lone Star Fund is controlled by its general partner, Lone Star Partners V, L.P., a Bermuda limited partnership (“GP #1”). The principal executive offices of GP #1 are located at Washington Mall, 1st Floor, Suite 104 7 Reid Street Hamilton HM11 Bermuda. The telephone number at such office is (441) 296-1754. GP #1 was formed for the sole purpose of serving as the general partner of Lone Star Fund and certain of its affiliates.

GP #1 is controlled by its general partner, Lone Star Management Co. V, Ltd., a Bermuda exempted limited company (GP #2). The principal executive offices of GP #2 are located at Washington Mall, 1st Floor, Suite 104, 7 Reid Street, Hamilton HM11 Bermuda. The telephone number at such office is (441) 296-1754. GP #2 was formed for the sole purpose of serving as general partner of GP #1.

GP #2 is controlled by its sole owner John P. Grayken (“Grayken”). Grayken’s principal executive offices are located at 717 North Harwood Street, Suite 2200, Dallas, Texas 75201. The telephone number at such office is (214) 754-8300. Grayken has ultimate management control of GP #1 through GP #2 and the general partners of each of the above-described Lone Star private equity funds. In this capacity, he has been the primary individual responsible for formulating investment strategy for the funds. He serves as the president of all the corporations that serve as general partners of each of the above-described Lone Star private equity funds, and is the sole beneficial owner of Hudson Advisors LLC, a Texas limited liability company (“Hudson”), the entity formed to carry out the day-to-day management and servicing of the assets acquired by the various Lone Star private equity funds.

We refer to Purchaser, Parent, Lone Star Fund, GP #1 and GP #2 and their respective subsidiaries and affiliates, collectively, as “Lone Star”.

The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of GP #2, Holdco, Purchaser and Parent are set forth in Schedule A of this offer to purchase.

Except as described in this offer to purchase and in Schedule A hereto, (i) none of Lone Star or, to the best knowledge of Purchaser, any of the persons listed in Schedule A of this offer to purchase or any associate of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares, and (ii) none of Lone Star or, to the best knowledge of Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as provided in the merger agreement or as otherwise described in this offer to purchase, none of Lone Star or, to the best knowledge of Purchaser, any of the persons listed in Schedule A of this offer to purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any Shares of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such Shares, finders’ fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this offer to purchase, none of Lone Star or, to the best knowledge of Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the offer.

Except as set forth in this offer to purchase, there have been no contacts, negotiations or transactions between Lone Star or, to the best knowledge of Purchaser, any of the persons listed in Schedule A of this offer to purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of Shares, an election of directors or a sale or other transfer of a material amount of assets.

None of the persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in

Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this offer to purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Purchaser with the SEC, may be inspected at the SEC’s public reference library at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Washington D.C. 20549. The SEC also maintains a web site at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed with the SEC via the EDGAR system.

10.	Background of the Offer; Past Contacts, Negotiations and Transactions.

In late 2006, Lone Star began investigating particular opportunities for an acquisition of or investment in a non-prime mortgage lender. On January 17, 2007, Lone Star engaged Piper Jaffray as a financial adviser to assist it in identifying appropriate candidates for such an acquisition or investment. In its engagement letter with Lone Star, Piper Jaffray agreed to provide customary investment banking services.

On March 23, 2007, Bear Stearns, on behalf of the Company, contacted Lone Star as a party that might be interested in making a proposal for an acquisition or other strategic transaction with the Company as part of a strategic review process that was then underway under the supervision of a Special Committee. The Company’s description of the origin and development of this strategic review process is contained in the Schedule 14D-9. Bear Stearns invited Lone Star to make a proposal with respect to such a transaction and to enter into a confidentiality agreement with the Company for the purpose of gaining access to confidential information about the Company and its business.

On March 24th, Lone Star and the Company entered into a confidentiality agreement, pursuant to which Lone Star agreed to maintain the confidentiality of certain information provided to it by the Company and agreed to customary “standstill” provisions that prohibited Lone Star from, among other things, making an unsolicited offer for an acquisition of the Company.

On March 27th, Lone Star engaged in initial discussions with Bear Stearns regarding potential opportunities for a transaction between Lone Star and the Company. On that day, Lone Star received access to a virtual data room established by the Company for the purpose of making available to potential bidders or strategic partners certain confidential documents relating to the Company.

On April 9th, Lone Star submitted to the Company an initial indication of interest, suggesting a valuation of $17.00 per Share.

On April 10th, Lone Star amended the January 17, 2007 engagement letter it had entered into with Piper Jaffray to expand the scope of Piper Jaffray’s financial advisory services to include a potential acquisition of, or investment in, the Company.

On April 18th, Lone Star and its financial and legal advisors conducted on-site due diligence at the Company’s headquarters in San Diego, which included discussions with all of the Company’s senior management. In the following several weeks, Lone Star and its financial and legal advisors continued to have discussions with, and obtain requested confidential documents from, the Company regarding the business and affairs of the Company.

On April 30th, Lone Star received from Bear Stearns second-round bid materials, which included a bid procedures letter and a draft merger agreement prepared by Dewey Ballantine LLP, legal counsel to the Company (“Dewey Ballantine”) and by Morris Nichols Arsht & Tunnell LLP, legal counsel to the Special Committee. On that day, Lone Star’s legal counsel, Sullivan & Cromwell LLP (“S&C”), had discussions with Dewey Ballantine regarding the proposed structuring of an acquisition transaction and certain federal securities law and other issues affecting the nature and timing of a potential acquisition transaction. In the following week, Lone Star and its financial and legal advisors continued to conduct its due diligence investigation, including several discussions with Company management and its legal counsel of outstanding litigation matters to which the Company and its directors were parties.

On May 7th, Lone Star submitted to the Special Committee, through Bear Stearns, a second-round bid letter, indicating that Lone Star then was prepared to make a cash offer for the acquisition of control of the Company at a price in the valuation range of $11.00 – $13.00 per Share, subject to certain other terms and conditions for such a transaction. The reduction in Lone Star’s indicative valuation of the Company relative to its April 9th indication of interest was primarily based on a reduction in book value that occurred after Lone Star’s initial indication of interest.

In its May 7th bid, Lone Star made a request, through Bear Stearns, that the Company agree to reimburse Lone Star for the expenses of its due diligence investigation and other expenses in connection with its consideration of a possible transaction with the Company in the event that the Company did not enter into a transaction with Lone Star. On May 16th, the Special Committee met and reviewed the request from Lone Star for expense reimbursement. The Special Committee approved such request in principle, subject to a cap on reimbursable expenses in the amount of $1.5 million. A letter agreement providing for the expense reimbursement was executed by the parties on May 22, 2007.

From May 17th to May 18th, representatives from Lone Star and Piper Jaffray conducted further on-site due diligence at the Company’s headquarters in San Diego. Each of Messrs. James A. Konrath, Chairman of the Company’s board of directors and Chief Executive Officer of the Company, Joseph J. Lydon, a Company director and Chief Operating Officer of the Company, and Stuart D. Marvin, Executive Vice President of the Company, were among those present at discussions with Lone Star and Piper Jaffray. Historical and projected financials of the Company were discussed, as were certain accounting, financing, legal and regulatory, and financial modeling issues with respect to the Company.

On May 20th, Lone Star provided the Special Committee with a markup of a draft merger agreement prepared by S&C. Over the following two weeks, S&C and Dewey Ballantine had several discussions regarding the terms of the merger agreement proposed by Lone Star, as well as the timing of any offer and regulatory filings and approvals.

On May 23rd, more on-site due diligence was conducted by Lone Star and its representatives, with a focus on financials, accounting, modeling and capital markets.

On June 1st, Lone Star, through Piper Jaffray, submitted its final bid of $13.25 per Share to the Company. Lone Star’s bid included a revised markup of the draft merger agreement prepared by S&C.

On June 2nd, Piper Jaffray on behalf of Lone Star, had several discussions with Bear Stearns regarding Lone Star’s bid. A $14.10 per Share bid was initially communicated to Bear Stearns as Lone Star’s “best-and-final” bid. On that date, Lone Star also provided to the Special Committee, as part of such best-and-final bid, a revised draft merger agreement prepared by S&C. This markup of the merger agreement included a condition relating to management retention, but Lone Star, through Piper Jaffray, had informed Bear Stearns that it would delete the condition if it could speak to management generally about retention and compensation issues to assess whether management appeared amenable to negotiating retention agreements at some time after the execution of a definitive merger agreement. On the same day, Dewey Ballantine informed S&C that, in order to induce Lone Star to delete the condition and to put forward its best possible price and terms, the Special Committee determined to permit discussions regarding the general parameters of the retention and equity participation terms that Lone Star would propose to offer to management, but not to allow final negotiation of, or agreement to, terms on such matters and instructed that this decision be conveyed to Lone Star and management. Lone Star subsequently had such general discussions with certain members of management and then agreed to delete from its draft merger agreement the condition relating to management retention.

Late in the evening of June 2nd, Lone Star was informed by Bear Stearns that the Special Committee would proceed with a transaction with another bidder unless Lone Star responded by raising its offer. Upon learning that its bid was rejected by the Special Committee, and after several discussions between Bear Stearns and Piper Jaffray, Lone Star communicated to the Special Committee, through Bear Stearns, a bid of $15.10 per Share, which bid would expire during the night unless the Special Committee agreed to negotiate with Lone Star on an exclusive basis. This increase in Lone Star’s bid was confirmed in writing by S&C, on Lone Star’s behalf, shortly thereafter. The Special Committee then determined to agree to accept Lone Star’s increased bid and to negotiate exclusively with Lone Star. This determination was orally communicated by a representative of Bear Stearns to Piper Jaffray, and confirmed in writing by Dewey Ballantine, on the Special Committee’s behalf, shortly thereafter.

Throughout the day on June 3, 2007, various discussions between Lone Star, Dewey Ballantine, S&C, and Piper Jaffray took place regarding the merger agreement. That evening, Lone Star was later informed by Bear Stearns that, after discussion, the Special Committee, by unanimous vote of all members, resolved to recommend that the full board of directors of the Company approve the offer, the merger, the merger agreement, and the other transactions contemplated by the merger agreement, including the offer price of $15.10 per Share, and that immediately after the meeting of the Special Committee concluded, the full board of directors of the Company held a meeting to discuss the Lone Star transaction.

Lone Star was informed later that day by Bear Stearns that the board of directors of the Company (following the unanimous recommendation of its Special Committee), had unanimously (i) approved the merger agreement and approved the transactions contemplated thereby, including the offer and the merger, in accordance with the DGCL, (ii) determined that offer and the merger and the other transactions contemplated by the merger agreement were advisable, fair to, and in the best interests of the Company’s stockholders, (iii) recommended that the holders of the Shares accept the offer, tender their Shares into the offer, and adopt the Merger Agreement and approve the merger, if required, and (iv) authorized the execution, delivery and performance of the merger agreement and the transactions contemplated thereby.

On June 4th, Marc Lipshy, Vice President of Parent and Purchaser, and Mr. Konrath executed the merger agreement among the Company, Parent and Purchaser.

On June 15, 2007, the Company, Purchaser and Parent agreed to amend the merger agreement pursuant to the terms of the first amendment to Agreement and Plan of Merger (the “First Amendment”). The First Amendment allows for the merger to be completed on substantially the same terms but provides for a different treatment of Company stock-based awards under the Company’s deferred compensation plan such that such awards shall be converted into cash in the amount of $15.10 for each Share underlying such stock-based award and such cash shall be deposited in the trust related to the Company’s deferred compensation plan and shall vest and be distributed in accordance with the terms of such plan.

11.	Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements.

PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY

Purpose of the Offer.    The purpose of the offer is to enable Parent and, indirectly, Lone Star Fund to acquire control of, and the entire equity interest in, the Company. The offer is being made in accordance with the merger agreement and is intended to increase the likelihood that the merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of the Company. The purpose of the merger is to acquire all issued and outstanding Shares not purchased in the offer. The transaction structure includes the merger to ensure the acquisition of all issued and outstanding Shares. See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements” of this offer to purchase.

Company stockholders who sell their Shares in the offer will cease to have any equity interest in the Company and to participate in any future growth in the Company. If the merger is completed, the current stockholders of the Company will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration according to the merger agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under Delaware law, the amounts to which such stockholders are entitled under Delaware law.

After completion of the offer and the merger, the Company will be a direct, wholly-owned subsidiary of Parent, and an indirect subsidiary of Lone Star Fund.

Plans for the Company.    Except as otherwise disclosed in this offer to purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, any material changes in the Company’s present dividend rate or policy, indebtedness, capitalization, corporate structure, business, or any material change to the composition of the Company’s management or board of directors. We will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the relationship of the operations of the Company with those of other business units of Lone Star. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the offer and the merger. If, as, and to the extent that, Lone Star acquires control of the Company, Lone Star will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist. Such changes could include, among other things, restructuring the Company through changes in the Company’s business, corporate structure, articles of incorporation, by-laws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations. We intend to work with the company’s management as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the company’s potential.

Except as described in the paragraph below, we currently expect each of the Company’s directors and executive officers currently intend to tender, or cause to be tendered, all Shares held of record or beneficially owned by them pursuant to the offer (other than Shares as to which the Company has no knowledge or Shares for which such holder has no discretionary authority), and if necessary, to vote such Shares in favor of the merger.

In connection with the offer and the merger, and as permitted by the merger agreement (see Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Effects of the Merger on Company and Purchaser Securities —Rollover Shares” of this offer to purchase), we currently expect that certain management employees of the Company, including each of Messrs. Konrath, Lydon and Marvin, Jeffrey W. Crawford, Director of Operations of the Company, and David E. Hertzel, General Counsel of the Company, and potentially others may, prior to the effective time of the merger, exchange some or all of their Company restricted Shares, Shares or Company stock options, as applicable, for equity interests in Purchaser, or at Parent’s discretion, Parent or one of Parent’s affiliates that would represent, in the aggregate, after the effective time of the merger, a direct or indirect interest in the Company equivalent to 3% to 7% of the outstanding capital stock of the Company on a fully-diluted basis. By virtue of these potential arrangements, members of management may have an opportunity to participate in the growth of the surviving corporation after the merger which will not be available to the other stockholders of the company. Neither Parent nor Purchaser currently has any agreement or understanding with any management employee with respect to the aforementioned exchanges.

Under the merger agreement, the officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation until the earlier of their death, resignation or removal. At the current time, we anticipate and desire that the current management team will continue to manage the Company after the offer and the merger, if such transactions are consummated. However, such matters are subject to negotiation and discussion, and we have not yet entered into employment agreements with any management employees of the Company, nor have we reached any understanding with regard to the compensation of these employees.

Although we may consider repurchasing, retiring or redeeming the Reporting Subsidiary’s 9.75% Series A Perpetual Cumulative Preferred Shares at some point after the consummation of the merger, we currently expect that these Preferred Shares will remain outstanding immediately after the effective time of the merger.

In addition, after the Acceptance Time, Parent currently intends to, as permitted by, and in accordance with, the merger agreement, designate directors to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company’s board of directors (after giving effect to the directors elected or designated by Parent) by (ii) the percentage that the number of Shares beneficially owned by Lone Star immediately following the Acceptance Time bears to the total number of Shares outstanding at the Acceptance Time (determined on a fully-diluted basis but disregarding any unvested stock options and other unvested rights to acquire Shares). The directors so designated by Parent will be chosen from a list of eight persons, previously provided to the Company, as disclosed in the Information Statement which accompanies and is incorporated by reference into the Schedule 14D-9.

Further, in accordance with the merger agreement, after the effective time of the merger, the directors of Purchaser immediately prior to the effective time of the merger, will be the directors of the surviving corporation until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal. See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Board of Directors and Actions by Directors” of this offer to purchase.

THE MERGER AGREEMENT

The following summary of certain provisions of the merger agreement is qualified in its entirety by reference to the merger agreement itself, which is incorporated herein by reference. We have filed a copy of the merger agreement as an exhibit to the Schedule TO. The merger agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—”Certain Information Concerning Parent and Purchaser” of this offer to purchase. Stockholders and other interested parties should read the merger agreement in its entirety for a more complete description of the provisions summarized below.

The Offer

The merger agreement provides that the offer will be conducted on the terms and subject to the conditions described in Section 1—“Terms of the Offer” and Section 13—“Certain Conditions to the Offer” of this offer to purchase.

Board of Directors and Actions by Directors

After the Acceptance Time, and at all times thereafter, the Company will, upon Parent’s request, and subject to compliance with applicable law, take all actions reasonably necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company’s board of directors (after giving effect to the directors elected or designated by Parent) by (ii) the percentage that the number of Shares beneficially owned by Lone Star immediately following the Acceptance Time bears to the total number of Shares outstanding at the Acceptance Time (determined on a fully-diluted basis but disregarding any unvested stock options and other unvested rights to acquire Shares).

Prior to the effective time of the merger, the Company’s board of directors will always have at least two Continuing Directors (including at least two members of the Special Committee, as then constituted, for so long as such persons are willing and able to serve as members of the Special Committee). “Continuing Directors” are any and all members of the Company’s board of directors immediately prior to the Acceptance Time.

Also, after the Acceptance Time, the Company will, upon Parent’s request cause persons designated by Parent to constitute the same percentage as is on the Company’s board of directors of (i) each committee of the Company’s board of directors (other than the Special Committee), (ii) each board of directors (or similar body) of each Company subsidiary, and (iii) each committee (or similar body) of each such board, in each case, to the extent permitted by applicable law and the rules and regulations of Nasdaq.

Until the effective time of the merger, the Company’s board of directors will have at least such number of directors as may be required by the rules and regulations of Nasdaq or the federal securities laws who are considered independent directors within the meaning of such rules and laws, and if the number of independent directors is reduced below the number of directors required by such rules or securities laws, the remaining independent director(s) will be entitled to designate persons to fill such vacancies, or, if no other independent director then remains, the other directors will be entitled to designate persons to fill such vacancies who are not affiliated with Lone Star.

Following the election or appointment of Parent’s designees to the Company’s board of directors, and until the effective time of the merger, the approval of a majority of the Continuing Directors will be required to authorize: (a) any amendment to or termination of the merger agreement by the Company; (b) any amendment to the Company’s certificate of incorporation or bylaws; (c) any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser; (d) any waiver of compliance with any covenant of Parent or Purchaser or any condition to any obligation of the Company or any waiver of any right of the Company under this merger agreement; (e) any Adverse Recommendation Change (as such term is defined in Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Company” of this offer to purchase); and (f) any other consent or action by the Company or the Company’s board of directors with respect to this merger agreement, the offer or the merger or any other transaction in connection therewith. The authorization of any such matter by a majority of the Continuing Directors will constitute the authorization of such matter by the Company’s board of directors, and no other action on the part of the Company or any other director of the Company shall be required to authorize such matter.

After the effective time of the merger, the directors of Purchaser immediately prior to the effective time of the merger, will be the directors of the surviving corporation until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Top-Up Option

The Company granted to Purchaser an option, for so long as the merger agreement has not been terminated (the “Top-Up Option”), to purchase from the Company up to a number of newly-issued Shares equal to the number of Shares that, when added to the number of Shares owned by Purchaser at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the number of Shares that would be outstanding as determined on a fully-diluted basis immediately after the issuance of all Shares issued pursuant to the Top-Up Option (the “Top-Up Amount”). The Company may require Purchaser to exercise the Top-Up Option under certain circumstances.

The Top-Up Option is not exercisable, however, unless (i) immediately prior to such exercise, Purchaser owns at least a majority of the Shares then outstanding, (ii) immediately after such exercise Purchaser would own more than 90% of the Shares then outstanding, (iii) there is no statute, rule or regulation having been enacted or promulgated by any governmental authority which prohibits the consummation of the merger and (iv) there is no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Top-Up Option or the merger. The Marketplace Rules of Nasdaq limit the number of new shares that the Company may issue without a vote of Company stockholders.

The number of newly-issued Shares that Purchaser is entitled to purchase under the Top-Up Option is limited to the number of shares that may be purchased by Purchaser in compliance with all applicable provisions of the rules and regulations of Nasdaq without requiring a stockholder vote.

After the Acceptance Time and prior to the effective time of the merger, Purchaser is required to exercise the Top-Up Option upon the written request of either the Company’s board of directors or a majority of the Continuing Directors, if the Company has a number of authorized but unissued Shares that are not committed to be issued at least equal to the Top-Up Amount. In the event Purchaser is so required to exercise the Top-Up Option, the closing of the purchase of Shares issuable pursuant thereto shall occur within three business days following the written request of either the Company’s board of directors or a majority of the Continuing Directors.

The aggregate amount of cash payable to the Company in respect of the Shares being purchased by Purchaser pursuant to the Top-Up Option will be determined by multiplying the number of such Shares by the Offer Price. Also, in lieu of paying cash to the Company for Shares being purchased pursuant to the Top-Up Option, Purchaser may execute and deliver to the Company a promissory note guaranteed by Parent and having a principal amount equal to the amount of consideration not paid in cash. Any such promissory note will bear interest at the rate of the one-year LIBOR rate in effect at the time of issuance of the note and will mature on the first anniversary of the date of execution and delivery of such promissory note.

Structure of the Merger

Following completion of the offer, Purchaser will be merged with and into the Company. After the merger, the separate corporate existence of Purchaser will cease and the Company will be the surviving corporation and will be a direct, wholly-owned subsidiary of Parent.

Surviving Corporation Governing Documents

At the effective time of the merger, the certificate of incorporation of the Company will be amended and restated in a form specified by Parent. At the effective time of the merger, the bylaws of Purchaser in effect immediately prior to the effective time of the merger shall be the bylaws of the surviving corporation.

Effective Time of the Merger and Closing Date

The merger will become effective when the certificate of merger, together with any related certificates, are duly filed with the Secretary of State of the State of Delaware, or at a later time as the Company and Parent may agree and as set forth in the certificate of merger.

The filing of the certificate of merger will take place as soon as practicable on the closing date, which, unless the merger agreement is terminated in accordance with its terms, will occur no later than the third business day after all of the conditions to the merger are satisfied or waived by the party entitled to their benefit, or at such other date as agreed to by the parties to the merger agreement.

Effects of the Merger on Company and Purchaser Securities

Shares.    Each Share held in treasury and each Share owned by Lone Star Fund, Parent or us immediately prior to the effective time of the merger will be cancelled, and no payment or distribution will be made with respect thereto.

Each Share issued and outstanding immediately prior to the effective time of the merger (other than treasury stock of the Company and Shares beneficially owned by Lone Star Fund, Parent or us), and subject to appraisal rights will be converted into the right to receive an amount in cash equal to the Offer Price.

Options.    Immediately prior to the effective time of the merger, each outstanding option to purchase Shares under any director or employee share option or compensation plan or other arrangement of the Company, will become fully vested. At the effective time of the merger, except as otherwise agreed by Parent and the holder of the Company stock options, each unexercised Company stock option will be cancelled in exchange for the right to receive an amount in cash equal to the product of (i) the excess, if any, of the (x) Offer Price over (y) the per-Share exercise price of such stock option, (ii) multiplied by the total number of Shares subject to such stock option, without interest, less applicable withholdings, payable no later than three business days after the effective time of the merger.

Warrants.    At the effective time of the merger, each unexercised Company warrant will be cancelled in exchange for the right to receive an amount in cash equal to the product of (i) the excess, if any, of (x) the Offer Price over (y) the per-Share exercise price of such Company warrant (ii) multiplied by the number of Shares subject to such Company warrant, without interest, less applicable withholdings, payable no later than three business days after the effective time of the merger.

Restricted Shares.    Immediately prior to the effective time of the merger, each Company restricted share will become vested and will be considered an outstanding Share (see above for treatment of Shares).

Stock-Based Awards.    At the effective time of the merger, each right of any kind, whether contingent or accrued, to receive Shares or benefits (which is measured by the value of Shares), other than Company stock options, Company restricted shares or stock-based awards granted under the Company’s deferred compensation plan, outstanding immediately prior to the effective time of the merger, will become fully vested and will entitle the holder thereof to receive an amount of cash equal to the Offer Price in respect of each Share underlying the particular right, less applicable withholdings. At the effective time of the merger, each outstanding stock-based award which has been granted under the Company’s deferred compensation plan, whether vested or unvested, will be exchanged for an amount of cash equal to the Offer Price per Share underlying such stock-based award, which will be deposited in the trust related to such deferred compensation plan. The vesting and distribution of such cash amounts and any subsequent earnings on such amounts will be in accordance with the terms of such Company stock-based award and the deferred compensation plan.

Purchaser Securities.    At the effective time of the merger, as the holder of all outstanding capital stock of Purchaser, each share of any class of capital stock of Purchaser issued and outstanding immediately prior to the effective time of the merger will be converted into one share of capital stock of the surviving corporation of a class having rights, preferences and limitations that are the same in all material respects as those of the converted shares.

Rollover Shares.    Notwithstanding any of the effects of the merger on Company and Purchaser securities described above, Parent and Purchaser may permit certain members of management to exchange some or all of their Company restricted shares, Shares or Company stock options, as applicable, for equity interests in Purchaser or, at Parent’s discretion, Parent or one of Parent’s affiliates, upon terms to be determined by such members of management and Purchaser or Parent, as the case may be.

Any such exchange will be given effect in determining whether a Share, a Company restricted share, a Company stock option or a share of the capital stock of Purchaser is outstanding immediately prior to the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Purchaser and representations and warranties made by Parent and Purchaser to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and solely for the benefit of the other parties to the merger agreement, which merger agreement is not intended to, and does not, confer upon any other person the right to rely upon such representations and warranties. Moreover, those representations and warranties are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

The merger agreement contains representations and warranties made by the Company to us relating to a number of matters, including the following:

•	the Company Board Recommendation;

•	the valid existence, good standing and qualification to do business of the Company and its subsidiaries;

•	the Company’s interests in its subsidiaries and other entities;

•	the Company’s capitalization;

•	corporate authorization and validity of the merger agreement;

•

the absence of any conflict of the consummation of the offer and the merger agreement with the Company’s certificate of incorporation or bylaws, with applicable laws or with any agreement to which the Company or any of its subsidiaries is a party and the absence of governmental consents, filings and approvals necessary to complete the offer or the merger;

•	the Company’s compliance with various laws;

•	absence of certain material adverse changes;

•	absence of material litigation and liabilities;

•	employee benefit matters concerning the Company;

•	the accuracy of the information supplied by the Company for inclusion in this offer to purchase, the Schedule 14D-9 and any proxy statement relating to the merger;

•	ownership and validity of intellectual property rights;

•	various tax matters;

•	various environmental matters, including compliance with environmental laws;

•	the existence of certain material contracts involving the Company, their validity and the absence of any breach with respect to such arrangements;

•	the absence of any interested-party transaction implicated by the offer to purchase or the merger;

•	the Company’s obligations for brokers’ or finders’ fees in connection with the offer and the merger;

•	the receipt of opinions of the Company’s financial advisors, as to the fairness to the holders of the Shares, from a financial point of view, of the Offer Price and the merger consideration;

•	the inapplicability of anti-takeover statutes to the offer and merger;

•	various mortgage banking business matters;

•

certain matters concerning the retained interest in various securitized mortgage loan portfolios of Accredited Mortgage Loan REIT Trust, an indirect subsidiary of the Company (the “Reporting Subsidiary”); and

•	proper filing of documents with the SEC.

The merger agreement also contains representations and warranties by Purchaser and Parent to the Company relating to a number of matters, including the following:

•	organization, valid existence, and good standing of Parent and Purchaser;

•	Parent’s ownership of Purchaser and Purchaser’s lack of prior activity;

•	corporate authorization and validity of the merger agreement and the offer;

•

the absence of any conflict of the offer or the merger agreement with Purchaser and Parent’s respective certificates of incorporation or bylaws, with applicable laws or with any agreement to which Purchaser or Parent is a party and, subject to certain exceptions set forth in the merger agreement, the absence of governmental consents, filings and approvals necessary to complete the offer or the merger;

•	the accuracy of the information supplied by us for inclusion in this offer to purchase, the Schedule 14D-9 and any proxy statement relating to the merger;

•	the absence of litigation;

•	the availability of funds necessary to complete the offer and the merger;

•	no ownership of any Company capital stock by Lone Star;

•	disclosure of certain agreements or understandings; and

•	Lone Star’s obligation for brokers’ or finders’ fees in connection with the offer and the merger broker’s fees.

Certain of the Company’s representations and warranties, covenants and agreements are qualified as to materiality or “material adverse effect.” “Material adverse effect” means, an effect, event, development or change that is materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than:

•	a decrease in the market price or trading volume of Shares (but not any change underlying such decrease to the extent that such change would otherwise constitute a material adverse effect);

•

changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except changes that disproportionately affect the Company and its subsidiaries as compared to other companies operating in the industry in which the Company and its subsidiaries operate);

•

changes in applicable law or general legal, tax, regulatory or political conditions of a type and scope that, as of the date of the merger agreement, could reasonably be expected to occur, based on information that is generally available to the public or has been previously disclosed (except changes that disproportionately affect the Company and its subsidiaries as compared to other companies operating in the industry in which the Company and its subsidiaries operate);

•

changes generally affecting the industry in which the Company and its subsidiaries operate (except changes that disproportionately affect the Company and its subsidiaries as compared to other companies operating in the industry in which the Company and its subsidiaries operate);

•	changes in generally accepted accounting principles as applied in the United States;

•

the negotiation and pendency of the merger agreement and the contemplated transactions, including the impact thereof on relationships with customers, suppliers, vendors, lenders, mortgage brokers, investors, venture partners or employees;

•	earthquakes, hurricanes, floods, or other natural disasters;

•	any affirmative action knowingly taken by Parent or Purchaser that could reasonably be expected to give rise to a material adverse effect;

•	any action taken by the Company at the request or with the express consent of any of Parent or Purchaser;

•

failure by the Company or its subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the dates of the merger agreement (but not any change underlying such failure to the extent such change would otherwise constitute a material adverse effect);

•

any deterioration in the business, results of operations, financial condition, liquidity, stockholders’ equity or prospects of the Company or its subsidiaries substantially resulting from circumstances or conditions existing as of the date of the merger agreement that were generally publicly known as of the date of the merger agreement or that were previously disclosed;

•

any litigation or regulatory proceeding disclosed under the merger agreement (but only to the extent of the specific claims and allegations comprising such litigation or regulatory proceeding existing as of the date of the merger agreement); and

•

any legal proceeding (whether threatened, pending or otherwise), or any other civil or criminal sanction solely resulting from, relating to or arising out of the failure by either the Company or the Reporting Subsidiary to file in a timely manner its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, or the Quarterly Report on Form 10-Q for the second and third quarters of 2007.

Covenants and Agreements

Conduct of Business by the Company Pending the Merger.    The Company has agreed that, until the effective time of the merger, except as required by applicable law, or as otherwise permitted by the merger agreement or with the consent of Parent, it and its subsidiaries will use its commercially reasonable efforts to preserve substantially intact their present business organizations and maintain their current relationships with any persons with whom they have significant business relations.

Additionally, the merger agreement expressly restricts the ability of the Company or its subsidiaries, without Parent’s written consent, which consent shall not be unreasonably withheld or delayed, and subject to certain exceptions, to:

•	amend or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

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issue any shares of any class of capital stock of the Company or its subsidiaries, or any options, warrants, or other rights of any kind to acquire any ownership interest of the Company or its subsidiaries other than (i) the issuance of Shares issuable pursuant to rights and warrants outstanding on the date hereof, and (ii) the award of Company stock options or other rights granted in the ordinary course of business, subject to a certain cap;

•	acquire any securities except in connection with the exercise of Company stock options or the vesting of or lapse of restrictions on certain other rights;

•

declare, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, shares, property or otherwise) other than (i) dividends by any direct or indirect Company subsidiary to the Company or any other Company subsidiary, (ii) dividends paid by the Reporting Subsidiary on shares of its 9.75% Series A Perpetual Cumulative Preferred Shares, (iii) dividends paid by Accredited Preferred Securities Trust I, a subsidiary of the Company, on its trust preferred securities, and (iv) dividend equivalents paid with respect to certain rights to receive Shares or benefits measured by the value of Shares;

•

split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

acquire any business organization (or division thereof) or any property, in each case, which are material to the Company or its subsidiaries, taken as a whole, other than purchases of inventory, mortgage and real estate-related assets and other assets in the ordinary course of business;

•

incur any indebtedness for borrowed money, or guarantee such indebtedness of another person, except (i) pursuant to the existing credit facilities of the Company or its subsidiaries, and (ii) other indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $5,000,000;

•

enter into new credit facilities other than credit facilities for aggregate borrowings not in excess of $1,000,000,000 on terms that are substantially the same or better than the terms of credit facilities that the Company has in place as of the date of the merger agreement;

•	issue or sell any debt securities or other rights to acquire any of its or its subsidiaries’ debt securities;

•

modify any claims held by the Company or any of its subsidiaries in an aggregate amount greater than $1,000,000, other than in connection with foreclosures, loan modifications, reformations or extensions in the ordinary course of business consistent with past practice;

•	except as required by applicable law, materially amend or terminate any material contract or enter into any new material contract or agreement;

•

except as required by applicable law or the Company’s compensation plans, increase the compensation or benefits payable to the Company’s directors, officers or employees or grant to any director, officer or employee of the Company or of any of its subsidiaries any new severance, change of control or termination pay, or grant any increase in, establish, adopt, enter into or amend or materially increase benefits under any employee benefit or equity compensation plan;

•	make any material changes with respect to accounting policies or procedures, except as required by law or changes in generally acceptable accounting principles;

•

materially change any tax accounting period or method, or settle a material tax claim or assessment relating to the Company, except as required by law or changes in generally acceptable accounting principles;

•

authorize, or enter into any commitment for, any new material capital expenditure, other than as agreed under the merger agreement or any other individual capital expenditures not in excess of $1,000,000 in the aggregate during any three-month period;

•

settle any litigation or other proceedings before a governmental authority, other than (i) settlements involving payments that are not individually in excess of $1,000,000 or in the aggregate in excess of $2,000,000, and which are not reasonably likely to establish an adverse precedent or basis for subsequent settlements, or (ii) settlements of mortgage loan repurchase obligations in the ordinary course of business;

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the Company’s or its subsidiaries’ material assets, product lines or businesses, except any such transactions among its wholly-owned subsidiaries, and except for liens pursuant to the Company’s or its subsidiaries’ existing lines of credit, or the sale of mortgages in the ordinary course of business consistent with past practice;

•	announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing; and

•	enter into any new agreements for the securitization of mortgage loans or sell or transfer any loan pools into any new securitization trusts.

Conduct of Business by Purchaser and Parent Pending the Merger.    Parent and Purchaser agree that until the effective time of the merger, except as contemplated by the merger agreement, they will not,

without the consent of the Company, knowingly take any action that (i) could reasonably be expected to materially delay or impair the consummation of the transactions contemplated by the merger agreement, or (ii) would cause any of the representations or warranties of Purchaser or Parent to become inaccurate.

Conduct of Business by the Company and Parent Pending the Merger.    Prior to making any written or oral communications to any of the directors, officers or employees of the Company or any of its subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by the merger agreement, the Company and Parent will provide each other with a copy of the intended communication and the receiving party will have a reasonable period of time to review and comment thereon.

Company Stockholders’ Meeting.    If the approval of the Company stockholders is required under the DGCL in order to consummate the merger, the Company is required to call, give notice of, and hold as soon as practicable following the date upon which the Proxy/Information Statement is cleared by the SEC, a meeting of Company Stockholders. Additionally, subject to specified conditions related to its fiduciary duties, the board of directors of the Company has agreed to recommend that stockholders tender their shares in the offer and vote in favor of adoption of the merger agreement. See Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by the Company” of this offer to purchase.

Parent and Purchaser Voting.    Purchaser and Parent have agreed to vote all Shares acquired in the offer (or otherwise beneficially owned by them or any of their respective subsidiaries) in favor of the adoption of this merger agreement in accordance with the DGCL at the Company stockholders’ meeting or otherwise.

“Short-Form” Merger.    Notwithstanding anything to the contrary in the merger agreement, in the event that Purchaser acquires at least 90% of the issued and outstanding Shares pursuant to the offer or otherwise (including, without limitation, pursuant to exercise of the Top-Up Option), each of Parent and Purchaser will take all necessary action to cause the merger to become effective as soon as practicable after such acquisition, without a meeting of the Company Stockholders, in accordance with Section 253 of the DGCL, which provides that, if a parent company owns at least 90% of the outstanding shares of each class of a subsidiary’s stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company without prior notice to, or the approval of, the other stockholders of the subsidiary.

Access to Information; Confidentiality.    Until the effective time of the merger or the termination of the merger agreement, the Company and its subsidiaries have agreed to provide Parent with reasonable access to their officers, employees, agents, properties, offices, plants and other facilities, books and records, and all other financial, operating and other data and information as Parent may reasonably request, subject to applicable law and confidentiality obligations.

No Solicitation of Transactions by the Company.    Until the earlier to occur of the termination of the merger agreement or the Acceptance Time, neither the Company nor its subsidiaries may authorize or knowingly permit any agent, representative or affiliate to:

•

initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal (as such term is defined below);

•	enter into discussions or negotiate with any person in furtherance of such inquiries or to obtain a Company Acquisition Proposal; or

•	enter into an agreement (other than a confidentiality agreement entered into in accordance with the provisions of the merger agreement) with respect to a Company Acquisition Proposal.

Notwithstanding the foregoing, at any time prior to the Acceptance Time, following the receipt by the Company or any subsidiary thereof of a Company Acquisition Proposal, if the Company’s board of directors (following the recommendation of the Special Committee, if such committee still exists) determines in good faith after consultation with its legal and financial advisors that such Company Acquisition Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal (as such term is defined below), the Company’s board of directors (following the recommendation of the Special Committee, if such committee still exists) may (1) furnish non-public information with respect to the Company and its subsidiaries to the person who made such Company Acquisition Proposal (if such information is furnished to Parent), and (2) participate in negotiations regarding such Company Acquisition Proposal, if and only if the Company’s board of directors determines that failure to do the preceding would be inconsistent with its fiduciary duties under applicable law.

The Company’s board of directors may not:

•	make an Adverse Recommendation Change (as such term is defined below);

•	recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Acquisition Proposal;

•

approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its subsidiaries to execute or enter into any arrangement or understanding that could reasonably be expected to lead to any Company Acquisition Proposal, or requiring the Company to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

Notwithstanding the foregoing, at any time prior to the effective time of the merger, the Company’s board of directors (following the recommendation of the Special Committee, if such committee still exists) may change the Company Board Recommendation, if it is determined that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law.

The Company must promptly (and in any event, within 24 hours) advise Parent in writing of any Company Acquisition Proposal and the terms and conditions of any such Company Acquisition Proposal.

Notwithstanding the foregoing, no Adverse Recommendation Change may be made until after at least forty-eight hours after Parent’s receipt of notice from the Company thereof. In determining whether to make an Adverse Recommendation Change in response to a Company Acquisition Proposal or otherwise, the Company’s board of directors must take into account any changes to the terms of the merger agreement proposed by Parent in response to such notice.

Nothing in the merger agreement, however, will prevent the Company’s board of directors from (i) disclosing any information required to be disclosed under applicable law or from complying with Rules 14D-9 or 14e-2(a) under the Exchange Act with respect to a Company Acquisition Proposal or (ii) taking any action ordered by a court of competent jurisdiction.

“Company Acquisition Proposal” means any proposal or offer for any (i) merger, consolidation, business combination, reorganization, recapitalization or similar transaction involving the Company or a significant subsidiary thereof, (ii) sale or other disposition of any assets of the Company or a subsidiary thereof, representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) disposition by the Company of securities representing 15% or more of the votes or value associated with the outstanding voting equity securities of the Company, (iv) tender offer or exchange offer in which any person or group offers to acquire beneficial ownership of 15% or more of the outstanding Shares, or (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions. The term “Company Acquisition Proposal” does not include any transactions contemplated by the merger agreement or any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of its wholly-owned subsidiaries or among wholly-owned subsidiaries of the Company.

“Company Superior Proposal” means a Company Acquisition Proposal made by a party unaffiliated with either Purchaser or Parent which the Company’s board of directors (following the recommendation of the Special Committee, if such committee still exists) determines in its good faith judgment (after consultation with its financial and legal advisors) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and timing aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to the Company stockholders from a financial point of view (after taking into account any revisions made by the Parent in response thereto, and the time likely to be required to consummate such Company Acquisition Proposal) than the offer, the merger and the other transactions contemplated by the merger agreement. But for purposes of the definition of “Company Superior Proposal,” the term Company Acquisition Proposal’s meaning is modified so that references therein to “15%” are changed to references to “50%.”

“Adverse Recommendation Change” means a withdrawal, amendment or modification in a manner adverse to Parent (or public proposal of the preceding) of the Company Board Recommendation.

Employee Benefit Matters.    Parent has agreed that, for one year following the merger, it will, or will cause the surviving corporation, or any subsidiary of either Parent or the surviving corporation to, provide to the Company’s employees, compensation and employee benefits that are no less favorable, in the aggregate, than those provided by the Company and its subsidiaries prior to the effective time of the merger.

Parent has also agreed to, or to cause the surviving corporation to, with respect to the employee benefit plans applicable to the Company employees, (i) waive their pre-existing condition exclusions, waiting periods and certain other requirements, (ii) provide credit for co-payments, out-of-pocket expenses and deductibles paid, (iii) recognize Company employees’ prior service with the Company for purposes of the Company employees’ eligibility to participate, and (iv) provide vesting credit under the employee benefit plans in which those employees participated prior to the effective time of the merger.

All annual bonus plans for employees of the Company for the 2007 fiscal year will be continued in accordance with their terms, but will be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by the merger.

Prior to the effective time of the merger, if requested by Parent, the Company will cause to be amended the employee benefit plans and arrangements of it and the Company’s subsidiaries to the extent necessary to provide that no employees of Parent and its subsidiaries may commence participation therein following the effective time of the merger and cause the Accredited Home Lenders, Inc. 401(k) Retirement Savings Plan to be terminated effective immediately prior to the effective time of the merger.

Parent, Purchaser and the Company have agreed that, on or after the date of the merger agreement, but prior to the Acceptance Time, the Company’s deferred compensation plan will be amended such that any participant who is a non-employee member of the Company’s board of directors shall become fully vested in all Company contributions in the event that such participant (i) resigns at the request of the Company from the Company’s board of directors in contemplation of a change in control (which would include the purchase of Shares at the Acceptance Time and would also include the merger) following the Company entering into a definitive transaction agreement, the consummation of which would result in a change in control, or (ii) resigns or is removed from the Company’s board of directors within one year after a change in control.

Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.    The merger agreement provides that from and after the effective time of the merger, (i) the surviving corporation must indemnify each person who, from the date of the merger agreement until the closing date, served as a fiduciary of the Company or its subsidiaries in connection with any claim, proceeding or investigation, pertaining to matters that relate to such indemnified party’s duties as a fiduciary, and maintained by any person at or prior to the effective time of the merger, and (ii) all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger already existing in favor of the current fiduciaries of the Company or its subsidiaries as provided in the Company’s certificate of incorporation and bylaws, or certain indemnification agreements will continue with full force and effect.

For a period of six years from the effective time of the merger, the merger agreement also provides that (i) the organizational documents of the surviving corporation will contain provisions no less favorable with respect to indemnification than are now set forth in the Company’s certificate of incorporation and bylaws, and (ii) the surviving corporation will maintain a “tail” policy of directors’ and officers’ liability insurance providing substantially equivalent coverage to the current policy maintained by the Company and its subsidiaries, with respect to claims arising from facts or events that occurred on or before the effective time of the merger. Notwithstanding the foregoing, the surviving corporation will not be required to spend more than an amount per year of coverage equal to 250% of the current annual premiums paid by the Company for such insurance.

Further Action; Reasonable Best Efforts.    The Company, Parent and Purchaser agreed to: (i) make all filings and submissions required by law; (ii) use reasonable best efforts to cooperate with each other in determining which filings are required to be made prior to the acceptance time and the effective time of the merger, and which material authorizations are required to be obtained prior to the Acceptance Time and the effective time of the merger from governmental authorities in connection with the execution of the merger agreement and the consummation of the transactions contemplated thereby; (iii) timely make all such filings and timely seek all such authorizations; and (iv) use reasonable best efforts to take all other actions necessary or appropriate to consummate the transactions contemplated by the merger agreement as soon as practicable.

Public Announcements.    The Company, Parent and Purchaser agreed that no public announcement concerning the transactions contemplated by the merger agreement (including the offer and the merger) may be issued without the prior consent of the other parties, except as required by law, in which case the party required to make the announcement must use its reasonable efforts to allow the other parties reasonable time to comment on such announcement in advance.

State Takeover Laws.    If any fair price, business combination, control share acquisition or similar statute becomes applicable to any transaction contemplated by the merger agreement, the parties agreed to use reasonable best efforts to (i) take such actions as are reasonably necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on their terms contemplated, and (ii) otherwise take all such actions necessary to minimize the effects of any such law.

Treatment of the Reporting Subsidiary’s Preferred Shares.    To the extent reasonably requested by Parent, as permitted by applicable law, between the date of the merger agreement and the Acceptance

Time, the Company agreed to facilitate the repurchase, retirement or redemption of the Reporting Subsidiary’s 9.75% Series A Perpetual Cumulative Preferred Shares.

Mortgage Loan Financing.    After the date of the merger agreement, Parent and the Company agreed to use commercially reasonable efforts to assist the other in obtaining credit or purchase facilities for the financing of mortgage loans by the Company and its subsidiaries.

Conditions to the Merger

The respective obligations of Parent and the Company to complete the merger are subject to the satisfaction of certain conditions.

Conditions to the Obligations of each Party.    The obligations of the Company, Parent, and Purchaser to complete the merger are conditioned upon the following conditions being satisfied:

•	If the adoption of the merger agreement by the Company stockholders is required by the DGCL, approval of the merger agreement by a majority of the outstanding Shares in accordance with the DGCL;

•	Purchaser has accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the offer; and

•

No governmental authority has enacted any ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the merger illegal or prohibiting consummation of the merger.

In addition, the obligation of the Company to consummate the merger is subject to the satisfaction or waiver in writing of the condition that Parent has, deposited or caused Purchaser to deposit, with the Company’s paying agent cash in an amount sufficient to pay the aggregate merger consideration.

None of the Company, Parent or Purchaser may rely on the failure of any of these conditions to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the merger and the other transactions contemplated by this merger agreement.

Termination.    The merger agreement may be terminated and the offer and the merger may be abandoned before or after the adoption of the agreement by the Company Stockholders:

•	by mutual written consent of Parent and the Company (following the recommendation of the Special Committee, if such committee still exists) at any time prior to the effective time of the merger;

•

by either Parent or the Company (following the recommendation of the Special Committee, if such committee still exists) if the Acceptance Time has not occurred on or before the Outside Date. This right to terminate, however, will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to failure of the Acceptance Time to occur on or before the Outside Date. Notwithstanding the foregoing, the Outside Date will be extended for purposes of this termination right in the event (i) a party becomes subject to a decree or order prohibiting the acceptance for payment of Shares pursuant to the offer or the consummation of the merger or (ii) any of the conditions to the offer described in the sixth bullet in Section 13 of this offer to purchase has occurred, but in the case of clause (ii), the Outside Date will not be extended beyond March 31, 2008;

•

by either Parent or the Company (following the recommendation of the Special Committee, if such committee still exists) if any governmental authority has taken any action which has become final and non-appealable and which has the effect of making the acceptance for payment of Shares pursuant to the offer or the consummation of the merger illegal or otherwise preventing or prohibiting consummation of the offer or the merger (a “Governmental Order”);

•

by either Parent or the Company (following the recommendation of the Special Committee, if such committee still exists) if the offer (as it may have been extended) expires as a result of the non-satisfaction of the Minimum Tender Condition, without Purchaser having accepted for payment any Shares tendered pursuant to the offer. This right to terminate, however, will not be available to a party if the non-satisfaction of the Minimum Tender Condition is attributable to the failure of such party or any of its affiliates to fulfill its obligations under this merger agreement;

•

by Parent, if prior to the Acceptance Time, there has been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in the merger agreement, if the breach or inaccuracy would give rise to the failure of a condition set forth in the second and third bullets in Section 13 of this offer to purchase, and if the breach or inaccuracy is not cured by the Company by the earlier of (i) 60 days following receipt by the Company of written notice of such breach, and (ii) the Outside Date. This right to terminate, however, is not available to Parent if either Parent or Purchaser is then in material breach of any representation, warranty or covenant under the merger agreement;

•

by the Company (following the recommendation of the Special Committee, if such committee still exists), if prior to the Acceptance Time, there has been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Purchaser contained in the merger agreement, if the breach or inaccuracy would reasonably be expected to prevent Parent or Purchaser from paying for Shares pursuant to the offer or consummating the merger in accordance with its terms, and if the breach or inaccuracy is not cured by Parent or Purchaser by the earlier of (i) 60 days following receipt by Parent or Purchaser of written notice of such breach, and (ii) the Outside Date. This right to terminate, however, is not available to the Company if the Company is then in material breach of any representation, warranty or covenant under the merger agreement;

•	by Parent or the Company, if prior to the Acceptance Time, an Adverse Recommendation Change has occurred; or

•

by the Company (following the recommendation of the Special Committee, if such committee still exists) if there has been a breach by Purchaser of its obligations to accept payment for Shares under the merger agreement as promptly as practicable, but in any event within three business, after the satisfaction or waiver of each of the offer conditions outlined in Section 13 of this offer to purchase.

Effect of Termination.    In the event of the termination of the merger agreement, the merger agreement will become void, and there will be no liability under the merger agreement on the part of any party hereto except that certain provisions pertaining to brokers’ and finders’ fees, confidentiality, fees and expenses, assignment, parties in interest, governing law, and waiver of jury trial will survive any such termination. Notwithstanding the foregoing, no party will be relieved from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement prior to such termination.

Fees and Expenses.    Except as provided below, the parties agreed that all expenses they incurred in connection with this merger agreement would be paid by the party incurring such expenses, whether or not the merger is consummated. In the event the merger agreement is terminated:

•	by Parent pursuant to the fifth bullet under Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements;—The Merger Agreement

—Termination” of this offer to purchase, in connection with a willful breach by the Company of its covenants described under Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement —Covenants and Agreements—No Solicitation of Transactions by the Company” of this offer to purchase, then the Company shall pay the Parent’s transaction expenses not in excess of $5,000,000;

•

(i) by Parent or the Company pursuant to the second, fourth, fifth, or seventh bullet under Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Termination” of this offer to purchase, (ii) at or prior to the termination date, a Company Acquisition Proposal has been publicly announced (and not withdrawn), and (iii) concurrently with such termination or within twelve months following the termination date, the Company enters into a definitive agreement to consummate or consummates such Company Acquisition Proposal, then the Company must pay to Parent the Parent Termination Fee (as such term is defined below) when the entering into of such definite agreement or consummation of such Company Acquisition Proposal occurs. For these purposes, however, “50%” is to be substituted for “15%” in the phrases dealing with assets, and “50%” is to be substituted for “15%” in the phrases dealing with equity securities or voting power in the definition of Company Acquisition Proposal; or

•

by the Company pursuant to sixth or eighth bullet under Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Termination” of this offer to purchase, Parent must pay to the Company the Company Termination Fee (as such term is defined below). But if the Parent is obligated to pay the Company Termination Fee pursuant to the preceding sentence, then the right of the Company to receive such fee will be the sole and exclusive remedy of the Company against Parent or Purchaser or any of their respective stockholders, directors, officers, affiliates, and agents for the failure of the transactions contemplated by the merger agreement to be consummated.

•	“Parent Termination Fee” means $12,000,000, and “Company Termination Fee” means $12,000,000.

Waiver.    At any time prior to the effective time of the merger, the Company, on the one hand, and Parent and Purchaser, on the other hand, may (i) extend the time for the performance of any obligation or other act of the other party, (ii) waive any inaccuracy in the representations and warranties of the other party contained in the merger agreement, and (iii) waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement. For so long as the Special Committee exists, however, the Company may not take any such action unless previously authorized by the Special Committee.

OTHER AGREEMENTS

Guaranty Letter Agreement.    On June 4, 2007, in connection with the merger agreement, Lone Star Fund sent the Company a Guaranty Letter Agreement, pursuant to which Lone Star Fund guaranteed the payment obligations of both Parent and Purchaser under the merger agreement. Lone Star Fund’s obligations under the Guaranty Letter Agreement will terminate on the closing date of the merger.

12.	Source and Amount of Funds.

Completion of the offer is not conditioned upon obtaining, or the funding of, any financing arrangements. Because Lone Star Fund has guaranteed our payment obligations for the offer, the merger, and if applicable any termination fees in connection therewith, and because Lone Star Fund is a private equity fund, pursuant to which a number of investors have committed approximately $3.2 billion of capital for Lone Star Fund’s discretionary investments, we believe that the business, financial condition and results of Parent and Purchaser are not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the offer.

We estimate that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned by us) pursuant to the offer and to pay related fees and expenses will be approximately $440 million.

13.	Certain Conditions of the Offer.

Notwithstanding any other provision of the offer, Purchaser will not be obligated to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the offer, will not be obligated to pay for, or may delay the acceptance or payment for, any Shares tendered pursuant to the offer if:

•	prior to the expiration of the offer, as extended, the Minimum Tender Condition has not occurred;

•

the representations and warranties of the Company contained in the merger agreement that (i) are not made as of a specific date are not true and correct as of the date of the merger agreement, and as of the Acceptance Time, and (ii) are made as of a specific date are not true and correct as of such date, in each case, except where such inaccuracy would not reasonably be expected to have a material adverse effect;

•	the Company has failed to perform and comply with, in any material respect, its obligations, agreements and covenants under the merger agreement on or prior to the Acceptance Time;

•

the Company has failed to deliver to Parent a certificate signed by an officer of the Company and certifying as to the satisfaction by the Company, of the conditions described in the second and third bullets above;

•	any governmental authority has issued or granted any Governmental Order. Parent and Purchaser must use their reasonable best efforts, however, to oppose any such Governmental Order;

•

the merger agreement is terminated in accordance with the provisions described under Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Termination” of this offer to purchase;

•

there has occurred (i) any general suspension of, or limitation on trading in securities on Nasdaq (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or armed hostilities directly involving the United States which could reasonably be expected to have a material adverse effect, or (iv) any material limitation by any governmental authority on the extension of credit by banks or other lending institutions and continuing for at least three business days;

•

the Company has failed to receive any authorization of any governmental authority required in order to consummate the merger, the offer or any of the transactions contemplated thereby, or required for the operation of the business of the surviving corporation and its subsidiaries under applicable law after the Acceptance Date (an “Approval”), including any Approval required under applicable laws regulating mortgage lenders and servicers, insurance agencies and title insurance agencies in any state of the United States, other than any Approval that is required from a state of the United States that does not represent, together with all other states for which the applicable Approval has not then been made or obtained, 5% or more of the residential mortgage loan origination volume of the Company and its subsidiaries in the United States for the fiscal year ended December 31, 2006. The term “Approval” includes written notifications made to each state by the Company, regardless of whether or not compelled by applicable Law, as well as formal or informal written and oral notifications from a governmental authority approving, or not objecting to, the consummation of the merger and the other transactions contemplated thereby; or

•

the Company has failed to receive an opinion of Dewey Ballantine LLP, dated the Acceptance Date, to the effect that, beginning in the taxable year ended December 31, 2004, the Reporting Subsidiary has been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended.

14.	Adjustments to Prevent Dilution.

Under the merger agreement, in the event that, notwithstanding the Company’s covenant to the contrary (see Section 11—“Purpose of the Offer and Plans for the Company; the Merger Agreement; Other Agreements—The Merger Agreement—Covenants and Agreements” of this offer to purchase), the Company changes (or establishes a record date for changing) the number of Shares issued and outstanding prior to the effective time of the merger, as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Shares, at any time during the period from the date of the merger agreement to the effective time of the merger (excluding any issuances of Shares permitted pursuant to the terms of the merger agreement), then the merger consideration will be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

15.	Certain Legal Matters; Regulatory Approvals.

Regulatory Approvals.    The Company operates under regulatory licenses in most states and it is a condition to the offer that the Company has received any Approval including any Approval required under applicable laws regulating mortgage lenders and servicers, insurance agencies and title insurance agencies in any state of the United States, other than any Approval that is required from a state of the United States that does not represent, together with all other states for which the applicable Approval has not then been made or obtained, 5% or more of the residential mortgage loan origination volume of the Company and its subsidiaries in the United States for the fiscal year ended December 31, 2006. Pursuant to the terms of the merger agreement, written notifications made to each state by the Company, regardless of whether or not compelled by applicable law, as well as formal or informal written and oral notifications from a governmental authority approving, or not objecting to, the consummation of the merger, the offer or any of the other transactions contemplated by the merger agreement are deemed to constitute Approvals.

Because of the need to obtain certain regulatory approvals prior to the consummation of the offer, Purchaser and the Company currently expect that the offer will be extended beyond the scheduled Expiration Date at least one or more times.

Litigation.    In June 2007, the Company was served with two class-action complaints, Korsinski v. Accredited Home Lenders Holding Co., et al. and Wan v. Accredited Home Lenders Holding Co., et al., brought in the Superior Court of the State of California, County of San Diego. The complaints allege breaches of fiduciary duty by the Company and individual members of its board of directors in connection with the entry into the merger agreement. Plaintiffs seek injunctive relief, and recovery of attorneys’ fees and costs of suit. Plaintiffs have not yet filed a motion for class certification or preliminary injunction, and the Company and the individual members of its board of directors intend to vigorously defend these matters. The ultimate outcome of this matter is not presently determinable.

Antitrust Compliance.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC, and certain waiting period requirements have been satisfied.

The acquisition of Shares by Purchaser is not subject to these requirements. The Company is a nationwide mortgage banking company primarily engaged in the business of originating, financing, securitizing, servicing and selling non-prime mortgage loans secured by residential real estate (“HSR Exempt Business”) and the Company and its subsidiaries in the aggregate do not have assets with a fair market value exceeding $59.8 million, and have not in the last fiscal year derived revenue exceeding $59.8 million, other than assets constituting or revenue derived from HSR Exempt Business and, accordingly, the offer, the merger, the Top-Up Option and the other transactions contemplated hereby are exempt from the pre-merger notification requirements of the HSR Act.

Business Combination Statutes.    A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes purport to apply to the offer or the merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Section 203 of the DGCL prevents certain “business combinations” with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company’s board of directors has irrevocably taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the offer, the merger, the merger agreement and the transactions contemplated thereby.

Purchaser is not aware of any other state takeover laws or regulations which are applicable to the offer or the merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the offer or the merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the offer or the merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the offer, or be delayed in continuing or consummating the offer or the merger. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered pursuant to the offer.

Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the merger or other business combination following the purchase of Shares pursuant to the offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 will not be applicable to the merger because Purchaser was not, at the time the merger agreement was executed, and is not, an affiliate of the Company (for Exchange Act purposes); it is anticipated that the merger will be effected within one year following completion of the offer; and, in the merger, stockholders will receive the same price per Share as paid in the offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.

Appraisal Rights.    No appraisal rights are available in connection with the offer. If the merger is consummated (including pursuant to a short-form merger), however, stockholders will have certain rights under both the DGCL and the merger agreement to dissent and demand appraisal, and if that demand is perfected and not withdrawn, to receive payment in cash of the fair value, of their Shares. Such rights to appraisal, if the statutory procedures are followed, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders’ vote was taken approving the merger (excluding any element of value arising from the accomplishment or expectation of the merger), required to be paid in cash to such dissenting stockholders for their Shares. In addition, such dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. The Weinberger Court also noted that, under the DGCL, fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, “to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern,” to be included in the appraisal process. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the offer or the merger consideration.

“Short-Form” Merger.    The DGCL provides that, if a parent company owns at least 90% of the outstanding shares of each class of a subsidiary’s stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company pursuant to the “short-form” merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary.

In order to consummate the merger pursuant to these provisions of the DGCL, Purchaser would have to own at least 90% of the outstanding Shares of the Company. If Purchaser is able to consummate the merger pursuant to these provisions of the DGCL, the closing of the merger would take place as soon as practicable after the closing of the offer, without any notice to or approval of the other stockholders of the Company.

16.	Fees and Expenses.

We have retained Piper Jaffray to serve as our dealer-manager in connection with the offer. Piper Jaffray has also provided certain financial advisory services to us in connection therewith. We have agreed to pay Piper Jaffray, as compensation for its services as financial advisor, a reasonable and customary fee. We have agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the offer, and have agreed to indemnify Piper Jaffray against certain liabilities and expenses in connection with the offer and the merger, including liabilities under the federal securities laws.

We have also retained the Information Agent in connection with the offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and we have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the offer, including liabilities under the federal securities laws.

We will pay the Depositary reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and we have agreed to indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.	Miscellaneous.

The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the offer in any such jurisdiction and extend the offer to holders of Shares in such jurisdiction.

We are not aware of any jurisdiction in which the making of the offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this offer to purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

LSF5 ACCREDITED MERGER CO., INC.

June 19, 2007

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF GP #2, HOLDCO, PARENT AND PURCHASER

The following table sets forth the (i) name, (ii) current principal occupation, (iii) name, address, and principal business of the corporation in which the present occupation is conducted, (iv) material occupations, positions, offices or employment held within the past five years of each director and executive officer of GP #2, Holdco, Parent and Purchaser, and (v) name, address, and principal business of any corporation in which the occupation, position, office or employment was carried on. Unless otherwise specified, each person listed below is a citizen of the United States.

GP #2, Holdco, Parent and Purchaser

Name	Current Principal Occupation	Name, Address, and Principal Business of the Corporation in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business of any Corporation in Which the Past Occupations, Positions, Offices or Employment Were Carried On
John P. Grayken*	Principal	Lone Star Global Acquisitions, Ltd., Washington Mall, 1st Floor, Suite 104, 7 Reid Street, Hamilton HM 11 Bermuda. Its principal business is providing origination services.	Same as present occupation.	Same as present occupation.

Louis Paletta	Executive Vice President/ Investor Relations	Lone Star Global Acquisitions, Ltd., 717 N. Harwood St., Suite 2200, Dallas, TX 75201. Its principal business is the providing origination services.	Same as present occupation.	Same as present occupation.

A-1

Name	Current Principal Occupation	Name, Address, and Principal Business of the Corporation in Which the Present Occupation is Conducted	Material Occupations, Positions, Offices or Employment Held Within the Past Five Years	Name, Address, and Principal Business and of the Corporation in Which the Past Occupations, Positions, Offices or Employment Were Carried On
Michael D. Thomson	Executive Vice President/ General Counsel	Hudson Advisors LLC, 717 N. Harwood St., Suite 2100, Dallas, TX 75201. Its principal business is providing asset management services.	Same as present occupation.	Same as present occupation.

Benjamin D. Velvin III	Senior Vice President/ Director of Closings	Hudson Advisors LLC, 717 N. Harwood St., Suite 2100, Dallas, TX 75201. Its principal business is providing asset management services.	Same as present occupation.	Same as present occupation.

Marc L. Lipshy	Vice President/Legal Counsel	Hudson Advisors LLC, 717 N. Harwood St., Suite 2100, Dallas, TX 75201. Its principal business is providing asset management services.	Attorney/Associate	Jenkens & Gilchrist, P.C., 1445 Ross Avenue, Dallas, TX 75202. Its principal business was providing legal services.

Dawn C. Griffiths**	Attorney	Conyers Dill & Pearman, Clarendon House 2 Church Street PO Box HM 666 Hamilton HM CX Bermuda. Its principal business is providing legal services.	Same as present occupation.	Same as present occupation.

*Irish	citizenship
**British	citizenship

A-2

Facsimile copies of the letter of transmittal will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent by you or your broker, dealer, commercial bank, trust company or other nominee to the depositary as follows:

The Depositary for the offer is:

COMPUTERSHARE TRUST COMPANY, N.A.

By Mail:

Computershare Trust Company, N.A.

Attn: Corporate Actions

P.O. Box 1596

Denver, CO 80201-1596

By Hand or Overnight Courier:

Attention: Corporate Actions

350 Indiana Street

Suite 800

Golden, CO 80401

Any questions or requests for assistance or additional copies of the offer to purchase and the letter of transmittal may be directed to the Information Agent or the Dealer-Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the offer is:

GEORGESON INC.

17 State Street

10th Floor

New York, NY 10004

Banks and Brokers Call:

(212) 440-9800

All Others Please Call Toll-free:

(888) 605-7543

The Dealer-Manager for the offer is:

PIPER JAFFRAY & CO.

800 Nicollet Mall

Suite 800

Minneapolis, MN 55402

Please Call Toll-free:

(877) 371-5212